     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 10, 2000
                                                     REGISTRATION NO. 333-______

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ImaginOn, Inc.
            (Exact name of Registrant as specified in its charter)

          Delaware                    7372                84-1217733

(State or other jurisdiction    (Primary Standard      (I.R.S. Employer
    of incorporation or          Industrial Code)      Identification No.)
       organization)


                              1313 Laurel Street
                         San Carlos, California 94010
                                (650) 596-9300
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                             ____________________

                               David M. Schwartz
                President, Chairman and Chief Executive Officer
                              1313 Laurel Street
                         San Carlos, California 94010
                                (650) 596-9300
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                             ____________________

                       Copies of all correspondence to:

             John W. Kellogg, Esq.                    Joseph Smith, Esq.
             RaLea A. Sluga, Esq.                     Ladenburg Thalmann
 Friedlob Sanderson Paulson & Tourtillott, LLC        590 Madison Avenue
        1400 Glenarm Place, Third Floor            New York, New York, 10022
            Denver, Colorado 80202                      (212) 409-2147
               (303) 571-1400


Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




------------------------------------------------------------------------------------------------------------
                                      CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
 Title of each class of securities to be    Amount to be        Proposed         Proposed        Amount of
             registered                     registered (1)      maximum          maximum       registration
                                                             offering price      aggregate          fee
                                                               per share      offering price
------------------------------------------------------------------------------------------------------------
Common Stock
------------------------------------------------------------------------------------------------------------
Common Stock underlying warrants
------------------------------------------------------------------------------------------------------------
TOTAL                                                                           $10,000,000       $2,640
------------------------------------------------------------------------------------------------------------


(1) Pursuant to Rule 457(c), the average of the bid and ask price of ImaginOn, Inc. common stock as quoted on the NASDAQ SmallCap Market on May 9, 2000 was $1.4688.

(2) Pursuant to Rule 457(g), the proposed maximum offering price per share of common stock is $.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   PRELIMINARY PROSPECTUS DATED MAY 10, 2000

PROSPECTUS

                              [Logo of Imaginon]

                   _____________ Shares of Common Stock and
                     _____ Common Stock Purchase Warrants

                             ____________________

     This prospectus relates to the proposed sale of ________ shares of our common stock and ________ common stock purchase warrants, which must be purchased together in this offering on the basis of ___ share of common stock and ___ warrant as a unit. Each warrant entitles the holder to purchase ____ shares of common stock at a price of $_____ during a three year period commencing on the date of this prospectus and will be redeemable by us under certain circumstances. See "Description of Capital Stock" beginning on page ___ and "Shares Eligible for Future Sale" beginning on page ____.

     Our common stock trades on the NASDAQ SmallCap Market under the symbol "IMON". On May 9, 2000, the last reported sale price of our common stock on the NASDAQ SmallCap Market was $1.4688 per share.

     We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

     See "Risk factors" starting on page ___ to read about material risks you should consider before you purchase shares of our common stock and warrants.
                             ____________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                             ____________________



                                             Per Unit   Total

  Offering Price                             $          $

  Underwriting discounts and commissions     $          $

  Proceeds to ImaginOn, before expenses      $          $

                             ____________________

     The underwriters are offering the shares and purchase warrants on a "best efforts" basis subject to various conditions. The underwriters expect to deliver the units to purchasers on or about __________, 2000.

Ladenburg Thalmann & Co. Inc.
                             ____________________

                        Prospectus dated May 10, 2000.

                                    SUMMARY

     The information below is only a summary of more detailed information included in other sections of this prospectus. The other information is important, so please read this entire prospectus carefully.

                                ImaginOn, Inc.

Our Business
------------

     We are an information technology company focused on developing and marketing broadband Internet television systems to businesses and institutions. Our Internet television system, ImOn.comTV, is a licensed turnkey package that enables any website to present interactive television within a standard browser window on any suitably connected computer. The ImOn.comTV interactive virtual console offers its users video on demand, video that branches under user command, automated Web searching, and many additional features, customized for each licensee.

     David Schwartz and Leonard Kain started ImaginOn in 1996 to develop better ways for businesses and consumers to take advantage of the Internet and personal computers.

     Our patented core software technology, Transformational Database Processing and Playback, has three components:

     . database analysis
     . network synthesis
     . real-time adaptive playback

     Transformational Database Processing and Playback has a set of 14 software tools used to create new applications and content characterized by seamless real-time access to video, audio, graphics, text HTML and 3D objects from multiple remote or local databases.

     For end users or viewers of ImOn.comTV, the product features three unique components developed by ImaginOn:

     . WebZinger(R) Online is a data mining Research Engine that searches the Web, which is short for the World Wide Web, downloads the most relevant website's highlights, then formats the results into a report complete with audio and video illustrations found through the search.

     . n-Branching movies, including WorldCities 2000 is a series of interactive travel planners for distribution on broadband Internet, CD and DVD. Travelers will use WorldCities to interactively tour a city, on film, from the driver's seat. Each tour contains up to 120 minutes of TV quality video in-depth topical information and links to over 1,000 websites of the institutions and businesses of the city being toured.

     . sellONstream is an e-commerce solution used by advertisers who want to sell products via the Web and at the same time use full-bandwidth video content to motivate buyers with highly entertaining product-related pitches and one-click access to e-commerce websites.

     On October 26, 1999, to demonstrate our Internet TV system, we created the ImOn.com Internet portal that uses the high bandwidth capabilities of our patented technology in a wide variety of user applications, including:

     . advanced on-line research,
     . interactive travel planning,
     . video e-commerce, and

     . interactive movies and gameplay.

     The goal of our ImOn.comTV product is to make the Internet easier and more productive for businesses, educational institutions and individuals. ImOn.comTV integrates our WebZinger research engine, WorldCities 2000 Series of interactive travel planners, sellONstream video e-commerce solutions and our never-released interactive movie and PC videogame, American Hero. Additionally, licensees of ImOn.comTV get our software authoring tool, ImaginAuthor, which enables authoring of interactive TV content such as interactive movies like World Cities 2000, and e-commerce video presentations, like sellONstream. Corporate training departments and educational content developers can use our ImaginAuthor authoring tool for creating learning on demand applications. ImOn.comTV's features will be useful in interactive education/training and interactive advertising markets.

Market Segment
---------------

     To attract licensees by demonstrating the quality and capability of ImOn.comTV, we operate a high-bandwidth Internet portal, ImOn.com. This Internet TV station is built out of our software components, plays original video content produced by us using our authoring tool, and features our own search engine. The fact that virtually all aspects of this system are owned by us reassures potential customers that we can deliver and support ImOn.comTV in all respects, from authoring content to streaming Internet broadcasting. This industry segment is made up of a relatively small number of brand-name portals.

     Additional markets where ImOn.comTV's features will be useful include interactive education/training and interactive advertising. The market for computer-based educational and training systems is already a $6 billion industry serviced by thousands of small vendors.

     ImOn.comTV addresses the e-commerce software market with its sellONstream component. E-commerce is a new and rapidly growing segment of the Internet, defined as transactions made online. For the calendar year 1998, e-commerce sales were about $4 billion. Of this, $2.3 billion was during the holiday season alone, up from $1.1 billion in the same period during 1997. E-commerce is estimated to have exceeded $40 billion in 1999.

     The market for ImOn.comTV is all businesses and institutions that are heavy Internet users for their own internal purposes or service the general public over the Internet. Since the market for ImOn.comTV is so large and diffuse, we will focus our efforts on those businesses that have the most to gain by licensing the product as soon as they become aware of it.

     We are developing a "lite" downloadable version of our ImaginAuthor authoring tool. Unlike the full-featured pro version of ImaginAuthor, the downloaded version will be suitable for use by anyone who can use a word processor. Corporate training departments and educational content developers can then create original training and education content that can be "broadcast" on the Internet in text and video, all interactive as desired.

Industry and Competition
------------------------

     In the Internet television systems industry segment, we have no direct competition. In the high bandwidth interactive streaming video authoring and playback software business, we have no direct competitor, yet. Among the competitors that provide software components that can be used to build a similar, lower performance, less capable system, are Microsoft, Broadcast.com, RealNetworks, Oracle and Macromedia.

     Within the Internet search engine marketplace, there are at least two dozen products aimed at Web users for the purpose of searching the Internet. All of these search engines are primarily list generators; leaving the actual data evaluation and retrieval to the user. The few search engines that do offer data retrieval, do not provide much control or formatting of the output. Positioned as a research engine, WebZinger actually does the substantial work of finding, retrieving and formatting rich media assets from the Web.

Strategy
--------

     Numerous companies, large and small, offer some portion of the services or capabilities of ImOn.comTV, but there are no other single vendor integrated solutions. Our competitive advantage in this field is derived from our unique proprietary technology that integrates interactive video playback with media-intensive data mining. We anticipate that revenues will be generated by ISP services, license agreements, memberships, advertising and commissions stemming from video e-commerce sales.

     New products created with our tools are characterized by seamless real-time access to video, audio, graphics, text, HTML and 3D objects from multiple remote or local databases. We will license our tool set to businesses for building e-commerce, data mining, interactive entertainment and training applications.

About Us
--------

     Below is a schematic drawing of the structure of our company and its subsidiaries.




                          [Imaginon Flow chart here]

Risk Factors
------------

     In connection with an investment in ImaginOn you should consider the following risk factors which are more fully discussed beginning on Page __:

     . You may experience dilution.

     . We have little relevant operating history to evaluate our performance or prospects.

     . We will require additional financial resources to fund our new product development and growth. The failure to acquire additional funding could impede new product development and growth and ultimately affect our performance and prospects.

     . Our earnings growth depends primarily upon market acceptance of our software products.

     . Our products may not be able to be successfully marketed or achieve customer acceptance.

     . Our success is heavily dependent upon unpredictable consumer approval of our products.

     . Slow development of new or replacement software or products offered could cause us to experience:

          . lower operating revenues
          . lower net revenues
          . lower cash flows
          . less liquidity

     . The market for Internet products and computer software evolves rapidly and is characterized by numerous industry participants with technology that may dominate the market for Internet products and computer software.

     . We are dependent upon our founder and executive officer David Schwartz. The loss of his services could have a material adverse effect on our business and prospects. We do not hold "key-person" life insurance on Mr. Schwartz.

     . We entered into agreements and informal relationships with other software and computer companies that if terminated or altered could have any of the following effects:

          . limit or eliminate the market for our products
          . limit or eliminate public recognition of the "ImaginOn" name . reduce revenues
          . lower cash flows
          . impair liquidity

     . Effective trademark, patent, copyright and trade secret protection may not be available in every country in which our products and media properties will be distributed or made available through the Internet.

                                 THE OFFERING

Securities offered    We are offering ________ shares of our common stock and
                      ________ common stock purchase warrants, which must be purchased together in this offering on the basis of ___ share of common stock and ___ warrant as a unit. Each warrant entitles the holder to purchase ____ shares of common stock at a price of $_____ during a three year period commencing on the date of this prospectus and will be redeemable by us under certain circumstances.

Number of shares outstanding after the offering ________________

Public price          The units will be sold to the public at the price shown on the cover of this prospectus. Such price will most likely be a function of the prevailing market price at the time of sale.

Use of proceeds       The net proceeds for the sale of the units will be used
                      for the marketing of ImOn.comTV and general corporate purposes, including working capital. See "Use of Proceeds".

Trading symbol        Our common stock currently trades on the Nasdaq SmallCap
                      Market under the symbol "IMON". No market is expected to develop for the warrants included in the units.

                            SUMMARY FINANCIAL DATA

     The following table summarizes certain financial information about our business. Because of our recent change in business, the historic information reflected below may not be a good basis for evaluating our current and future performance. For a more detailed explanation of this data, see "Management discussion and analysis of financial condition and results of operations" and our financial statements located elsewhere in this prospectus.

                                            Years Ended December 31,                         Period from March
                                  --------------------------------------------               29, 1996 (date of
                                                                                               inception) to
                                      1999(1)          1998           1997                   December 31, 1996
                                  ---------------  -------------  ------------               _________________

STATEMENT OF
OPERATIONS DATA:
Net Sales                         $       339,790  $         880  $      4,665
Gross Profit                              141,789            851         3,630
Loss from operations                   (7,196,231)    (1,656,185)     (870,234)              $        (394,573)
Net loss                               (7,047,082)    (1,740,202)     (946,512)                       (394,906)
Net loss applicable to common         ($8,642,269)   ($1,740,202)    ($946,512)                      ($394,906)
 shareholders                     ===============  =============  ============               =================
Loss per common share                       ($.22)         ($.08)        ($.06)                          ($.04)
                                  ===============  =============  ============               =================
Weighted average common shares         39,006,214     20,483,093    15,534,969                       9,033,332
 outstanding                      ===============  =============  ============               =================


                                           December 31,
                                  ----------------------------
                                     1999             1998
                                     ----             ----
BALANCE SHEET DATA:

Current assets                    $  7,090,201     $     24,032

Total assets                         9,344,276           40,243

Working capital (deficit)            6,051,039       (1,847,969)

Shareholders' equity (deficit)       8,305,114       (1,831,758)

(1) On January 20, 1999, we completed a merger with ImaginOn, Inc. The transaction was recorded as an acquisition of ImaginOn, Inc. by ImaginOn.com, Inc. and a recapitalization of ImaginOn.com, Inc.

                                 RISK FACTORS

     You should carefully consider the risk factors listed below and the other information contained in this prospectus before purchasing our common stock. Investing in our common stock and warrants involves a high degree of risk. Any or all of the risks listed below could have a material adverse effect on our business, operating results or financial condition, which could cause the market price of our stock to decline, in which event you could lose your investment in our common stock. You should also keep these risk factors in mind when you read forward-looking statements. We have identified all of the material risks which we believe may affect our business and the principal ways in which we anticipate that they may affect our business or financial condition.

Risks Relating to Our Business
------------------------------

We have little relevant operating history to evaluate performance or prospects.

     Prior to the fourth quarter of 1999, we considered ourselves to be a development stage company, and engaged primarily in research and development activities, raising capital, acquiring businesses and recruiting personnel. In the fourth quarter of 1999, we began selling our broadband Internet television software systems, which we developed in conjunction with technologies and resources obtained in part through our business. We also completed a $6,000,000 private placement of our common stock and warrants. While as a result of these events, beginning in the fourth quarter of 1999, we no longer consider ourselves to be a development stage company, we have little relevant operating history upon which we can evaluate our performance and prospects. We face all the risks common to companies in their early stage of development, including:

     .  undercapitalization;
     .  cash shortages;
     .  high capital expenditures;
     .  unproven business model;
     . difficulties in managing rapid growth; and . lack of sufficient customers, revenue and cash flow.

     Although our personnel have experience in developing and commercializing new products based on innovative technologies, unanticipated expenses, problems or technical difficulties could occur which would result in material delays in product commercialization. Our efforts may not result in successful product commercialization.

We will need additional capital to fund operations.

     We will require additional financial resources to fund our new product development and growth. Although we are actively exploring options for funding, we have received no commitment from any person or source for that financing, and adequate financing may not be available on reasonable terms. Our failure to acquire additional funding when required could impede new product development and growth and, ultimately, our performance and prospects.

Our earnings growth is dependent upon acceptance of our products.

     Our earnings growth depends primarily upon market acceptance of our software products. Our products may not be able to be successfully marketed or achieve customer acceptance.

Our success depends on the introduction of new products and product enhancements.

     Our success in the software development business is heavily dependent upon the timely introduction of successful new products or enhancements of existing products to replace declining revenues from products at the latter stage of a product cycle. Consumer preferences for software products are difficult to predict, and few consumer software products achieve sustained market acceptance. If revenue from new products or enhancements does not replace declining revenues from existing products, we may experience:

     . lower operating revenues
     . lower net revenues
     . lower cash flows
     . less liquidity

Production delays could inhibit our success.

     The process of developing our software products is extremely complex. A significant delay in the introduction of one or more new products or enhancements could have a material adverse effect on the ultimate success of such products and we may experience:

     . lower operating revenues
     . lower net revenues
     . lower cash flows
     . less liquidity

We operate in a developing market with increasing participants.

     The market for Internet products and computer software is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed products and services. Although we believe that the diverse segments of the Internet market will provide opportunities for more than one supplier of products and services similar to those we possess, it is possible that a single supplier may dominate one or more market segments. Additionally, there may be insufficient market acceptance of our products because the market for Internet products and computer software changes rapidly.

We are heavily dependent on our management.

     Our success depends upon the personal efforts of our President and Chief Executive Officer, David M. Schwartz. The loss of the services of Mr. Schwartz could have a material adverse effect on our business and prospects. We do not have "key-person" life insurance on Mr. Schwartz.

Our success is linked to our ability to hire and maintain personnel.

     Our success depends on our ability to hire and retain additional qualified management, marketing, technical, financial and other personnel. Competition for qualified personnel is intense and we may not be able to hire or retain qualified personnel.

The issuance of this common stock and the exercise of the warrants will cause dilution to holders of our common stock.

     The issuance of up to ________ shares of common stock and the exercise of the warrants to purchase up to ________ shares of common stock will result in dilution to the interests of other holders of our common stock.

We are dependent on contracts with other companies for promotion of our products and reputation.

     We have entered into agreements and informal relationships with other software and computer companies under which the companies will use our products. We believe these arrangements are important to the promotion of our products and the public recognition of the "ImaginOn" name. These arrangements typically are not exclusive, and may be terminable upon little or no notice. Termination or alteration of these agreements could have any of the following effects on us:

     . limit or eliminate the market for our products
     . limit or eliminate public recognition of the "ImaginOn" name

     . reduce revenues
     . lower cash flows
     . impair liquidity

We regard our patented technology as proprietary.

     Our success and ability to compete is dependent on our proprietary technology. We regard our technology as proprietary and we rely primarily on U.S. patent, trademark, copyright, trade secret laws, third-party non-disclosure agreements and other methods to protect our proprietary rights. The steps taken by us to protect our proprietary rights may not be adequate and third parties may infringe or misappropriate our copyrights, trademarks, and similar proprietary rights. Additionally, effective trademark, patent, copyright and trade secret protection may not be available in every country in which our products and media properties will be distributed or made available through the Internet.

Risks Related to the Internet and the Internet Industry
-------------------------------------------------------

We face significant competition from other providers of Internet products and computer software.

     The markets that we intend to enter for our Internet products and computer software are characterized by intense competition and an increasing number of new market entrants who have developed or are developing potentially competitive products. Further, the cost barriers to these markets are relatively low, which means our competitors range from small companies with limited resources to large, more established companies. Some competitors, regardless of size, have substantially greater financial, technical, marketing, distribution, personnel and other resources. For example, current and future competitors with greater financial resources than us may be able to carry larger inventories, undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make higher offers or guarantees to software developers and co-development partners than us. It is possible that we may not have the resources to withstand these and other competitive forces.

We may become subject to government regulation.

     We are not currently subject to direct regulation by any government agency in the United States, other than general business regulations applicable to conduct businesses generally. Currently there are few laws or regulations regarding access to or commerce on the Internet. Due to the increasing popularity and use of the Internet, laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services. These laws or regulations, if adopted, could also limit the growth of the Internet, which could, in turn, decrease the demand for our proposed products and services and increase our cost of doing business. Inasmuch as the applicability to the Internet of the existing laws governing issues such as property ownership, libel and personal privacy is uncertain, any new legislation or regulation or the application of existing laws and regulations to the Internet could have an adverse effect on our business and prospects.

We could be held liable for some of our services.

     Because materials may be downloaded by the online or Internet services operated or facilitated by us and may be subsequently distributed to others, there is a potential that claims will be made against us for defamation, negligence, copyright or trademark infringement, personal injury or other theories based on the nature and content of these materials. These types of claims have been brought, and sometimes successfully pressed, against online service providers. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed. Any impositions of liability or legal defense expenses are not covered by insurance or in excess of insurance coverage could effect our revenues, cash-flow and/or liquidity.

                                USE OF PROCEEDS

     Our net proceeds from the sale of ________ shares of our common stock and ________ common stock purchase warrants, which must be purchased together in this offering on the basis of ___ share of common stock and ___ warrant as a unit are estimated to be approximately $__ after deducting the estimated underwriting discounts and commissions and estimated offering expenses we will pay.

     We plan to use the net proceeds as follows:

     . $________ for advertising and other marketing efforts for ImOn.comTV;
       and

     . any remaining proceeds of the offering for general corporate purposes, including working capital.

     Pending such uses, we intend to invest the net proceeds in short-term, investment grade, interest bearing securities. Our management will retain broad discretion in the allocation of these proceeds.

                                DIVIDEND POLICY

     Holders of our common stock are entitled to receive such dividends as may be declared by our board of directors. We have not paid any dividends on our common stock and we do not anticipate that we will pay dividends in the foreseeable future. Any payments of future dividends will be at the discretion of our board of directors after taking into account various factors, such as our financial condition, operating results, current and anticipated cash needs and plans for expansion and restrictions in our credit documents or other agreements. We currently intend to retain any future earnings to fund operations and continue development of our business.

                                CAPITALIZATION

     The following table sets forth our capitalization at _______, 2000:

     . on a historical basis; and

     . as adjusted to reflect our sale of _____ units of common stock offered in the offering at an assumed public offering price of $______ per unit, after deducting the estimated underwriting discounts and commissions and estimated offering expenses and applying the estimated net proceeds as described under "Use of Proceeds."

     You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

                                                       As of ____________, 2000

                                                      Actual         As Adjusted

                                                           ($ in thousands)

Cash                                                $                   $


Stockholders' equity

Preferred stock

                                                          As of __________, 2000

Common stock

Additional paid-in capital

Retained earnings

Total stockholders' equity

Total capitalization


                                   DILUTION

     Our net tangible book value, as of ___________, 2000, was $__________ or $________ per share of common stock. The net tangible book value per share represents the amount of our total tangible assets less total liabilities and minority interests divided by the number of shares of common stock outstanding at that date. After giving effect to our sale of the ______ shares of common stock as part of the units being offered hereby (without giving effect to the exercise of the warrants included in the units) at an assumed offering price of $_____ per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of _____, 2000 would have been $_______ or $____ per share. This represents a ____ in pro forma net tangible book value of $_____ per share to existing stockholders, and an immediate _______ of $__ per share to new investors. The following table illustrates this per share dilution:

     Purchase price per share .........................................        $
          Pro-forma negative net tangible book value per share
               as of _______, 2000 ....................................  $(__)
          Increase per share attributable to new investors ............  $
     Pro-forma as adjusted net tangible book value per share
          after this offering .........................................        $
     Dilution per share to new investors ..............................        $

     The following table summarizes, on a pro-forma as adjusted basis, as of __, 2000, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and new investors purchasing shares in this offering at an assumed public offering price of $____ per share (without giving effect to the exercise of the warrants included in the units) and before deducting estimated underwriting discounts and commissions and estimated offering expenses:


                              Shares Purchased   Total Consideration       Average Price
                              -----------------  --------------------
                               Number   Percent    Amount      Percent          per Share
                               ------   -------    -------     -------          ---------
     Existing shareholders       _____     0.0%      $____      0.0%            $____
     New investors               _____     0.0%      $----      0.0%            $____
          Total                  _____   100.0%      $----    100.0%

                            SELECTED FINANCIAL DATA

     The selected financial data set forth below for the periods ended December 31, 1999, 1998 and 1997 have been derived from our consolidated financial statements included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 1999 and 1998, and statements of operations data for each of the periods ended December 31, 1999, 1998 and 1997 have been derived from our consolidated financial statements which have been audited by Gelfond Hochstadt Pangburn, P.C. The balance sheet data and statement of operations data as of and for the period ended December 31, 1996, has been derived from unaudited financial statements. Because of our recent change in business, the historic information reflected below may not be a good basis for evaluating our current and future performance. You should read this information together with the financial statements and related notes included in this prospectus and the information under the heading "Management's discussion and analysis of financial condition and results of operation" in this prospectus.

                                                          Years Ended December 31,                        Period from March 29,
                                              ----------------------------------------------            1996 (date of inception)
                                                 1999(1)           1998             1997                  to December 31, 1996
                                                 ----              ----             ----                  --------------------

STATEMENT OF
OPERATIONS DATA:

Net Sales                                     $    339,790     $        880     $     4,665                                 --

Gross Profit                                  $    141,789     $        851     $     3,630                                 --

Loss from operations                           ($7,196,231)     ($1,656,185)      ($870,234)                          (394,573)

Net Loss                                       ($7,047,082)     ($1,740,202)      ($946,512)                         ($394,906)

Net loss applicable to common shareholders     ($8,642,269)     ($1,740,202)      ($946,512)                         ($394,906)
                                              ============     ============     ===========                          =========

Loss per common share                                ($.22)           ($.08)          ($.06)                             ($.04)
                                              ============     ============     ===========                          =========

Weighted average common shares                  39,006,214       20,483,093      15,534,969                          9,033,332
 outstanding                                  ============     ============     ===========                          =========



                                                          Years Ended December 31,
                                              ----------------------------------------------

                                                 1999              1998             1997                           1996
                                                 ----              ----             ----                           ----
BALANCE SHEET DATA:

Current assets                                $  7,090,201     $     24,032     $    14,079                                 --

Total assets                                  $  9,344,276     $     40,243     $    27,316                                 --

Working capital (deficiency)                  $  6,051,039      ($1,847,965)      ($557,544)                         ($391,573)

Shareholders' equity (deficit)                $  8,305,114      ($1,831,758)      ($544,307)                         ($391,573)

(1) On January 20, 1999, the company completed a merger with ImaginOn, Inc. The transaction was recorded as an acquisition of ImaginOn, Inc. by ImaginOn.com, Inc. and a recapitalization of ImaginOn.com, Inc.

                          FORWARD-LOOKING STATEMENTS

     Certain statements under the captions "Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "ImaginOn, Inc." and elsewhere in this prospectus are "forward-looking statements." These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations, prospects and intentions, markets in which we participate and other statements contained in this prospectus that are not historical facts. When used in this prospectus, the words "expect," "project," "anticipate," "believe," "estimate," "intend," "plan," "seek" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including changes in our plans, objectives, expectations, prospects and intentions and other factors discussed under "Risk Factors" and elsewhere in this prospectus. We cannot guarantee any future levels of activity, performance or achievements. We will update these forward-looking statements, to the extent required by law, to reflect material changes in the information previously disclosed.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview
--------

     You should note that our business materially changed after December 31, 1998. We are no longer a participant in the in-line skate business, hockey business or snowboard business. We are an information technology company. Except as otherwise described in this prospectus, the financial information in this prospectus is given through December 31, 1999.

Recent Developments
-------------------

     On December 31, 1999, we completed $3 million of a $6 million private placement of our restricted common stock through our investment banker, Ladenburg Thalmann & Co. Inc. The remaining $3 million of the private placement was received after year end. The net proceeds of $5.6 million from the placement offering will be used primarily to fund the marketing of our ImOn.comTV product. In the offering, we sold 2,248,032 shares of common stock for $2.67 per share and issued warrants to acquire up to 899,213 shares of common stock at an exercise price of $3.34 per share. The warrants will expire on March 30, 2002.

     On January 13, 2000, the holder of the Series F Convertible Preferred Stock converted 2,000 shares of Series F Convertible Preferred Stock into 858,851 shares of common stock in accordance with its terms.

     On February 25, 2000, we redeemed the remaining outstanding 2,000 shares of Series F Convertible Preferred Stock for $2,394,000 in accordance with its terms. The Series F Convertible Preferred Stock was redeemed for $1,197 per share, which includes $97 per share of accrued interest through the redemption date.

     At 1:00 p.m. Eastern Standard Time on April 7, 2000, our registration statement went effective which registered for resale 858,851shares of common stock and 122,553 common stock issuable upon exercise of the group F warrant

     On April 19, 2000, we filed with the Securities and Exchange Commission on Form S-1 to register for resale 2,248,032 shares of common stock issued in the $6 million private placement of our common stock through Ladenburg Thalmann & Co. Inc. in December 1999 and 1,879,213 shares of common stock issuable upon exercise of warrants received in the same private placement and by our former officers.

Change in Business
------------------

     Effective December 31, 1998, we, operating under the name of California Pro Sports, Inc., materially changed our business operations from the in-line skate, snowboard and hockey business to information technology. The information in this section is mainly historical and does not reflect our current operating business.

     Until December 31, 1998, under previous management, we operated under the name of California Pro Sports, Inc., and imported and distributed products in three participant sports categories:

     . in-line skates
     . hockey
     . snowboards

     In-line skates and related accessory products were marketed under the brand names California Pro(R) and Rolling Thunder; since August 1, 1994, snowboards and snowboard accessory products were marketed under the Kemper(R) brand; and ice and street/roller hockey skates, sticks, related gear and accessories, as well as figure skates were marketed under the VICTORIAVILLE, VIC(R), Hespeler and McMartin(R) brands. We purchased most of our in-line skate and snowboard products from manufacturers in Taiwan, mainland China, Austria and Canada. Some of our accessory products were purchased from domestic suppliers. Approximately 70% of all hockey products sold were manufactured by Davtec, our subsidiary, and skates and related gear were purchased from foreign suppliers.

     We sold our in-line skate products principally to major retail sporting goods chains in North America and to U.S. military exchanges worldwide, through independent sales representative groups, under an exclusive royalty free perpetual license. Snowboard products were sold to regional sporting goods chains and specialty shops through independent sales agencies in the U.S. and Canada and directly by us to our foreign distributors. Hockey products were sold in North America through a network of independent sales representative groups to major retail sporting goods chains as well as smaller, specialized independent sporting goods shops. Internationally, hockey products were sold to and distributed by independent distributors located in Germany, Switzerland, Italy, Austria, Czech Republic, Sweden, France, Finland and Brazil. In 1996 and 1997, due to continuing operating losses, management decided to restructure and reduce its debt. Accordingly, in September 1997, we completed the sale of substantially all of our hockey business assets of Skate Corp.'s direct and indirect operating subsidiaries, USA Skate and Davtec, to Rawlings Sporting Goods Company, Inc. and Rawlings Canada, Inc. for $14.5 million cash, including $1 million retained in escrow for purchase price adjustments and proven claims by the purchasers, and assumption of trade payables and accrued liabilities related to the assets purchased.

     An additional component of the restructuring plan included management's decision to cease operating its California Pro and Kemper licenses, eliminate most of the operating and overhead expenses associated with its sporting goods business and begin to concentrate on sub-licensing its trademark rights. Accordingly, in the second quarter of 1997, we began liquidating remaining inventories and commenced a search for sub-licensees and a merger candidate. In 1998, we had no operating revenues, but did realize income from sub-licensing agreements.

The Merger Transaction
----------------------

     October 2, 1997 we signed a Letter of Intent with ImaginOn.com to merge a wholly owned subsidiary corporation with ImaginOn.com, whereby there would be an exchange of 100% of the outstanding ImaginOn.com common stock for an amount equal to 60% of our outstanding post merger common stock, subject to certain adjustments.

     At a special meeting of our stockholders, held December 10, 1998, the stockholders approved the proposed merger and also approved changing our name from California Pro Sports, Inc. to ImaginOn, Inc. On January 20, 1999, ImaginOn through ImaginOn Acquisition Corp., completed the merger with ImaginOn.com. The shareholders of ImaginOn.com became stockholders of ImaginOn, Inc. and were issued 20,206,115 shares of ImaginOn common stock.

Year ended December 31, 1999 compared to year ended December 31, 1998
---------------------------------------------------------------------

     Overview. During 1999, we achieved revenues of $339,790 compared to $880 in 1998. These revenues are attributed to our marketing and sale of WebZinger, WorldCities 2000, sellONstream, ImOn.comTV, and our licensing of our technology. In addition, revenues were generated from the acquisition of customers of INOW and IDP for Internet and Website host services. Our net loss for the year ended December 31, 1999, was $8,642,269, which included amortization for the discount and dividends on our convertible preferred stock, compared to the year ended December 31, 1998 net loss of $1,740,202. The loss per share of common stock was $0.22 in year ended December 31, 1999 compared to $0.08 in year ended December 31, 1998. Operating results for 1998 reflect only the operation of ImaginOn.com as a private company prior to the merger with California Pro Sports.

     At year end 1999, ImaginOn is debt-free, as compared to year end 1998, when our indebtedness was nearly $1.8 million. The 1999 financing efforts increased our current assets to nearly $7.1 million compared to $24,000 one year ago, reflecting our fiscal 1999 investment in the sale, marketing and R&D programs required to transition us from the development stage to the operating stage.

     Results of Operations. The following discussion and analysis of our financial condition and results of operation should be read in conjunction with the condensed consolidated financial statements and notes.

     The following table sets forth certain operating data for us for the periods as indicated below.

                                            Year Ended December 31,
                                            -----------------------

                                              1999          1998
                                              ----          ----

          Net Revenues                    $   339,790   $       880

          Gross Profit                        141,789           851

          Research and Development          1,117,265       906,256

          Sales and Marketing               2,829,535       440,967

          General and administrative        3,256,220       309,813

          Net Loss                         (8,642,269)   (1,740,202)


     Net revenues were $339,790 and $880 for the years ended December 31, 1999 and 1998, respectively. The increase was due primarily to the acquisition of INOW's Internet service provider customers that brought in $239,470. There was $74,345 in revenue from ImaginOn.com's products and licensing. The remaining $25,975 was from the acquisition of IDP customers. For the year ended December 31, 1998, revenue was limited due to us being in the development stage. Marketing and advertising began to increase in the second quarter, with the first WebZinger ad for schools placed during March in the Educational Technology Institute (ETI) Spring 1999 Exploria catalog. The first ad for WorldCities 2000 was placed during May 1999 in Sunset Magazine. The first sellONstream ad was placed on July 12, 1999 in AdWeek, Marketing Week and MediaWeek Magazines (in the Marketing with Video, DVD and CD-ROM Sourcebook). The ImOn.com portal was launched on October 26, 1999 at the ISPCON Conference in San Jose, CA. This is viewer driven seamless branching TV that simultaneously integrates with the Web research data in the same virtual console. This paved the way of the arrival of ImOn.com Internet TV - a video channel with sound and integrated Web functionality that is delivered over the Internet and viewed in much the same way as traditional broadcast television. Shortly after the ISPCON show, we generated $24,000 from our first ImOn.com TV customer. In addition, $25,000 was received toward the end of the year from the new Hong Kong distributor for licensing of our technology.

     Gross Profit. Gross profit increased to $141,789 for the year ended December 31, 1999, compared to $851 in the year ended December 31, 1998.

     Research and Development Expenses. Research and development expenses increased to $1,117,265 for the year ended December 31, 1999, compared to $906,256 for the year ended December 31, 1998, a 23% increase. Out of the total for year ended December 31, 1999, nearly 59% was payroll expenses to engineers, 18% to video production crew and staff and nearly 21% to the development, production and completion of the World Cities 2000 projects for San Francisco, New York, Paris and London. The remaining 2% was for the ImOn.com Internet TV project. For the year ended December 31, 1998, nearly 43% was for payroll expenses of engineers, 2% for video production crew and the remaining 55% was for the development and production of the World Cities 2000 projects.

     Sales and Marketing Expenses. Sales and marketing expenses increased to $2,829,535 for the year ended December 31, 1999, compared to $440,967 for the year ended December 31, 1998, a 542% increase. Out of the total for the year ended December 31, 1999, approximately 44% was for the advertising and marketing of WebZinger, WorldCities 2000, sellOnstream and ImOn.comTV. Nearly half of this 44% expense is attributable to the WebZinger nationwide marketing campaign in the fall. About 37% was for employee payroll, a one time expense of a stock signing bonus given to a newly hired employee during the first quarter, and outside consultants. The remaining 19% was attributable to trade shows, conferences, public relations, travel, marketing supplies such as printing and reproduction, computer related equipment, promotion materials and communications. In total for the year ended December 31, 1998, nearly 65% was for employee payroll and outside consultants. Approximately 21% was for advertising, trade shows, public relations and sales and marketing materials. The remaining 14% was for travel, communications, and computer related equipment. From this total sales and marketing expense in 1999, there was $137,139 and $44,778 from INOW and IDP acquisitions, respectively.

     General and Administrative Expenses. General and administrative expenses increased to $3,256,220 for the year ended December 31, 1999, compared to $309,813 for the year ended December 31, 1998, a 951% increase. Out of the total for the year ended December 31, 1999, nearly 34% was attributable to professional services for legal and auditing fees, 33% was for employee payroll and outside consultants, 23% was for rent, utilities and travel and approximately 8% was for general office supplies, communications, corporate insurance, computer equipment and furniture. Due to the two acquisitions, about 2% was for the amortization of intangible assets related to goodwill. In the year ended December 31, 1998, nearly 64% was attributable to professional services of legal and auditing fees, 32% for employee payroll expenses and the remaining 4% was for rent, utilities, travel, communications, general office supplies, computer equipment and furniture. From the total general and administrative expense in 1999, there was $370,473 and $293,638 from the INOW and IDP acquisitions, respectively.

     Interest Expense, Net. In the year ended December 31, 1999, total net interest income increased to $122,191 compared to $310 for the year ended December 31, 1998. This increase was primarily due to interest earned from money market and CD bank accounts. Interest expense decreased to $905 for the year ended December 31, 1999, compared to $78,079 for the year ended December 31, 1998. The reason is primarily due to the elimination of monthly bridge loans incurred for the California Pro Sports, Inc. and ImaginOn.com merger. Other income increased to $27,863 primarily from California Pro Sports, Inc. royalties for the year ended December 31, 1999 compared to an expense of $6,248 for the year ended December 31, 1998.

     Liquidity and Capital Resources. On December 31, 1999, cash and working capital increased to $4,959,694 and $6,051,039, respectively, compared to $10,874 and ($1,847,969), respectively, on December 31, 1998. The increase in cash and working capital is attributable during the second quarter to the exercise of options for net proceeds of $9,462.12 and the sale of 4,000 shares of Series F 12% convertible preferred stock at $1,000 per share for net proceeds of approximately $3,650,000. Approximately $3,042,000 of the proceeds were utilized to redeem the remaining 2,510 shares of Series D and E preferred stock as well as support our operating expenses. In addition, during the fourth quarter, we received $3 million of the $6 million private placement through Ladenburg Thalmann & Co., Inc. The remaining $3 million of the private placement was received after year end. Under the terms of the $6 million offering, we sold 2,248,032 shares of common stock for $2.67 per share, resulting in net proceeds to us of $5,600,000. We also issued to investors warrants to acquire up to 899,213 shares of common stock at an exercise price of $3.34 per share. The warrants expire on March 30, 2002. The number of shares issued in the offering and the exercise price of the warrants will be adjusted for future issuances of our securities at prices less than the sale price of the common stock or exercise of the warrants. We have agreed to register the shares of common stock, including the shares received upon exercise of the warrants on or before March 30, 2000.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997
---------------------------------------------------------------------

     Results of Operations. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and notes.

     The following table sets forth certain operating data for us for the periods as indicated below.

                                              Year Ended December 31,
                                              -----------------------

                                                 1998          1997
                                                 ----          ----

          Net Revenues                       $       880    $    4,665

          Gross Profit                               851         3,630

          Research and Development               906,256       547,531

          Sales and Marketing                    440,967       208,588

          General and administrative             309,813       117,745

          Net Loss                            (1,740,202)     (946,512)

     Net Revenues. Net revenues were $880 and $4,665 for the years ended December 31, 1998 and 1997 respectively. For these years, we were in the development stage and were not a public company. Therefore, revenues for sales of ImaginOn's software products were insignificant.

     Gross Profit. Gross profit decreased to $851 for the year ended December 31, 1998 compared to $3,630 in the year ended December 31, 1997. This was due to a one time sale of $4,350 for ImaginOn's software to a local company in 1997.

     Research and Development Expenses. Research and development expenses increased to $906,256 for the year ended December 31, 1998 compared to $547,531for the year ended December 31, 1997. Out of the total for the year ended December 31, 1998, approximately 45% was increased payroll expenses to engineers, video production crew and staff, 33% was attributable to the development and production of the World Cities 2000 projects for San Francisco, New York, Paris and London, 13% was for technology licenses and rights, 6% was for general office, supplies, rent, travel and accommodations and the remaining 3% was for computer equipment, supplies and office furniture. In the total for the year ended December 31, 1997, nearly 64% was payroll expenses to engineers and consultants, 18% was for the development and production of the first World Cities 2000 project for San Francisco, 8% was for general office supplies, rent, travel and accommodations, 5% was for purchasing of computer equipment, supplies, and office furniture, 3% for technology rights and 2% for professional legal fees for patents and trademarks.

     Sales and Marketing Expenses. Sales and marketing expenses increased to $440,967 for the year ended December 31, 1998, compared to $208,588 for the year ended December 31, 1997. Out of the total for the year ended December 31, 1998, approximately 65% was for payroll and consultants, an increase due to the hiring of additional employees and consultants, 21% was for advertising, promotional materials, packaging designs, public relations, trade shows and presentations, an increase due to the promotion of ImaginOn products, 11% was for general office supplies, rent, communications, computer equipment and the remaining 3% was for travel and accommodations due to relocation to a larger facility. In the total for the year ended December 31, 1997, approximately, 55% was for advertising, trade shows, public relations, general office supplies, rent and sales and marketing materials, 39% was for employee payroll and consultants and the remaining 6% was for travel, communications and computer related equipment.

     General and Administrative Expenses. General and administrative expenses increased to $309,813 for the year ended December 31, 1998, compared to $117,745 for the year ended December 31, 1997. Out of the total for the year ended December 31, 1998, nearly 64% was attributable to professional services of legal and auditing fees for the preparation of the reverse merger and the company going public, 32% was due to increased employee payroll and the remaining 4% was for growth of general office supplies, communications, corporate insurance, rent, utilities, travel and accommodations. In the year ended December 31, 1997, nearly 41% was for payroll expenses,

29% was attributable to professional services of accounting and auditing fees, 18% was for rent, utilities, travel, communications, general office supplies, computer equipment and furniture, and the remaining 12% was for travel and accommodations.

     Liquidity and Capital Resources. On December 31, 1998, cash was $10,874 and working capital was ($1,847,969), compared to no cash and ($557,544) for working capital on December 31, 1997. In January 1998, ImaginOn.com issued 873,180 shares of common stock at $1.25 per share for net proceeds of $489,915. On January 30, 1998, ImaginOn.com signed a merger agreement with California Pro Sports, Inc., a publicly traded marketer and distributor of sporting goods related products. Under the merger transaction, there was an exchange of 100% of the outstanding shares of ImaginOn, Inc. for an amount equal to 60% of the outstanding post-merger common stock. The merger transaction was contingent upon certain customary conditions including, but not limited to the approval of the transaction by the board of directors of both companies and the stockholders of California Pro Sports, Inc.

     In connection with the first round of financing in 1997, ImaginOn.com issued warrants to purchase 611,539 shares of common stock for $0.15-$1.25 per share.

     In connection with the second round of financing in 1998, ImaginOn.com issued warrants to purchase 1,112,265 shares of common stock for $1.25 per share.

     ImaginOn.com determined, by using appropriate valuation models, that the fair value of the warrants was $72,158 in 1997 for the first round of financing and $325,751 in 1998 for the second round of financing. Accordingly, these amounts have been offset against the proceeds from the issuance of common stock in the relevant year.

     In connection with the 1998 bridge financing, ImaginOn.com issued warrants to purchase 41,580 shares of common stock for $1.25 per share. In regards to the 1998 bridge financing, ImaginOn.com determined the fair value of the warrants to be $12,398 at the date of grant. Accordingly, we recorded $12,398 of interest expense associated with these warrants.

Recently adopted accounting standards
-------------------------------------

     In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. This statement is effective for fiscal years beginning after June 15, 2000. We currently do not use any derivative financial instruments to hedge our exposure to adverse fluctuations in interest rates, foreign exchange rates, fluctuations in commodity prices or other market risks, nor do we invest in speculative financial instruments. Therefore, SFAS No. 133 will not have an impact on the financial statements.

                                IMAGINON, INC.

     You should note that our business materially changed after December 31, 1998. We no longer are a participant in the in-line skate, hockey or snowboard business. We are now an information technology company. Except as otherwise described in this prospectus, the information in this prospectus is given through December 31, 1999.

Our Mission
-----------

     Our objective is to deliver Internet television to everyone who wants to communicate, entertain, inform, educate or market in a new way, in a new era.

About Us
--------

     We are an information technology company focused on developing and marketing broadband Internet television systems to businesses and institutions. Our Internet television system, ImOn.comTV, is a licensed turnkey package that enables any website to present interactive television within a standard browser window on any suitably connected computer. Web sites are places on the Internet. Every web page has a location where it resides which is called its site and every site has an address usually beginning with "http://." The ImOn.comTV interactive "virtual console" offers its users video on demand, video that branches under user command, automated Web searching, and many additional features, customized for each licensee.

     David Schwartz and Leonard Kain started ImaginOn in 1996 to develop better ways for businesses and consumers to take advantage of the Internet and personal computers. Originally, the Internet was called ARPANET after the Advanced Research Projects Agency of the U.S. Department of Defense. This electronic network, which is a multi-dimensional set of items and the connections between them, connects the network host computers together so that a user may go from one Web Page to another efficiently. This electronic connection network began as a government experiment in 1969 with four computers connected together over phone lines. By 1972, universities also had access to what was by then called the Internet. On January 20, 1999, ImaginOn became a public company by completing a merger with California Pro Sports, Inc., "CALP", in which their shareholders retained 40% ownership of the merged entity and no representation on our Board of Directors. All business operations of CALP were discontinued prior to the merger and the name was changed to ImaginOn, Inc. ImaginOn currently trades on the Nasdaq SmallCap Market under the symbol "IMON".

     The software technology invented by our founders is the subject of two U.S. patents. The primary functions of our applications are authoring media intensive data and interactive playback of media intensive data. On the authoring side, we enable automated data collection and organization, manually guided collection and organization, or a combination of automated and manual operations. Our authoring software is used to create Internet TV content. On the playback side, we enable access and manipulation of interactive high bandwidth streaming video. A stream is digital data that is transmitted or delivered as a continuous flow of information within a channel. The stream may or may not have a fixed duration. Examples of streams are digitized audio and digitized video. To view or hear something in real-time means to see or hear it immediately and without any slowdowns. Real-time audio on the Internet, for example, means the user does not have to wait an entire audio file to download, but can, almost immediately, start listening to the audio as it is coming to them. Our media playback features interactivity that goes beyond simple click-throughs. Real-time seamless branching of video streams, and simultaneous real-time seamless integration of Web research data within Internet TV, are fundamentally new features created by us.

Corporate Positioning
---------------------

     Personal computers with high performance video processing technology, CD or DVD ROM disc drives and Internet World Wide Web access are now the standard configuration in the marketplace. The World Wide Web is a full-color, multimedia database of information through web pages connected together through links, which transport a user from one Internet site to another with just a click of the mouse and are distinguished by a different color than the rest of the text on the screen for text links and a frame for graphic links. A CD-ROM or what is also called a Compact Disc has Read Only Memory. A CD-ROM is any compact disc which contains computer data. These discs can store large amounts of data. If there is a large amount of data on a CD-ROM, then it is usually impractical to copy the data to the hard disk, in this case, you must insert the disc whenever you want to use the data. The ROM simply means that you cannot save information onto these discs. CD-ROM may also refer to the drive used to read these discs. DVDs are digital video discs or digital versatile discs. DVD ROM is similar to a large capacity CD ROM. DVD movies are DVD discs containing digitized Hollywood movies. DVD Ram, Random Access Memory, is recordable DVD media, like CDR, CD Recordable, and CDRW, CD Read/Write discs. Dataquest projects that the installed base of such machines will be over 100 million by the end of year 2000. The Software Publishers Association reports that over 60% of American homes now have a computer. By many estimates, the total number of "subscribers" to the Web exceeds 50 million in the USA alone. One in five online users say that they have made a purchase online at least once. E-commerce business is estimated to have exceeded $40 billion in 1999, and over $1 trillion by 2003. Virtually every Fortune 1000 company has established Internet and intranet electronic information and commerce systems. These new systems connect corporate staff to each other, suppliers to purchasers, and customers to vendors.

     Todays ongoing PC-Internet revolution is just the beginning , comprising one half of the future of electronic data processing, interaction and entertainment. The second half will be high definition television (HDTV) and its peripheral equipment, such as Digital Video Disc (DVD) players, DVD recorders, set-top cable or satellite boxes and camcorders. This new generation of TV is designed to be interactive, digital, and compellingly high quality.
The overlap of functionality has already started. In the opinion of ImaginOn's management, the eventual convergence of the Web, PCs and TV is inevitable.

     We foresee a future with tens of thousands of TV channels, mostly on the broadband Internet. While broadband Internet access serves less than 4 million users today, it is widely believed that more than 20 million broadband connections will be deployed by 2002. Initially, virtually all Internet TV will be watching, and interacting, on their PCs. Eventually, HDTV sets with broadband Internet connections may become dominant. Our ImOn.comTV system delivers Internet TV on PCs with broadband connections today, and will perform equally well or better on HDTV, when it becomes more widely available.

     Our software takes advantage of the PC-Internet infrastructure in both the business to business and consumer marketplaces. In the business marketplace, our ImOn.comTV provides significant competitive advantages and increased internal efficiencies to business users. For consumers, ImOn.comTV delivers faster, higher quality experiences for information, education and entertainment. For the emerging digital broadcast industry, ImOn.comTV is a comprehensive solution for creating interactive TV content, video server data management, ad insertion, user feedback and interactive advertising.

Our Marketplace
---------------

     The market for ImOn.comTV is all business and institutions that are heavy Internet users for their own internal purposes or service the general public over the Internet. Examples of potential client businesses that service the public include entertainment companies, news companies, cable TV stations, and Internet portal operators. Examples of potential client businesses that use the Internet in conjunction with their intranets for internal purposes are large electronics companies, banking companies, national real estate companies, and automotive manufacturers and their suppliers. Institutional examples are universities, national health care organizations, and governmental agencies. Since the market for ImOn.comTV is so large and diffuse, we will focus our efforts on those businesses that have the most to gain by licensing the product as soon as they become aware of it. Judging by the companies that have expressed interest in purchasing ImOn.comTV systems to date, the early adopters will be Internet companies that are video-media centric.

     To attract licensees by demonstrating the quality and capability of ImOn.comTV, we operate a high-bandwidth Internet portal, ImOn.comTV. This Internet TV station is built out of our software components, plays original video content produced by us using our authoring tool, and features our own search engine. Furthermore,

ImOn.comTV is hosted on our own servers at our own Internet Service Provider, in San Jose CA. The fact that virtually all aspects of this system are owned by us reassures potential customers that we can deliver and support ImOn.comTV in all respects, from authoring content to streaming Internet broadcasting.

     ImOn.comTV addresses the e-commerce software market with its sellONstream component. E-commerce is a new and rapidly growing segment of the Internet, defined as transactions made online. For the calendar year 1998, e-commerce sales were about $4 billion. Of this, $2.3 billion was during the holiday season alone, up from $1.1 billion in the same period during 1997. E-commerce is estimated to have exceeded $40 billion in 1999. The top items purchased online are software, books, computers, travel, music, food/gifts and clothing. The software used by the businesses to accomplish e-commerce include website hosting applications, credit transaction applications, website creation and editing applications, and database management applications.

     Additional markets where ImOn.comTV's features will be useful include Interactive Education/Training and Interactive Advertising. The market for computer-based educational and training systems is already a $6 billion industry serviced by thousands of small vendors. Interactive advertising is just beginning to be an industry, based on Internet banner ads. In the near future, as digital HDTV is deployed, interactive advertising will enter the TV mainstream.

     We are developing a "lite" downloadable version of our ImaginAuthor authoring tool. Unlike the full-featured pro version of ImaginAuthor included with every ImOn.comTV product, the downloaded version will be suitable for use by anyone who can use a word processor. Corporate training departments and educational content developers can then create Learning on Demand applications. Learning on Demand, a term popularized by Stanford Research Institute, is a feature of training systems that have very rapid response and delivery capabilities. When any desired content is delivered at the time it is requested, or shortly thereafter, for immediate consumption, learning on demand is enabled. The learning may be about concepts, products, business results or any topic at all. The data itself may be in the form of digital video, text, audio, Web pages, spreadsheets or any mix of those forms.

     As digital broadcast television emerges, and the Internet gains bandwidth, methods of advertising are adapting; taking advantage of these new environments to sell smarter and harder. The first new form of advertising to arrive in this space is the banner ad. On some websites today, these small graphical displays consume up to 20% of the display area on computer screens. Most banners are composed of a stationary graphic image or message, like a small ad on a magazine page. Some banners are animated, like simple TV cartoons, to improve their eye appeal. It is estimated that the annual business of banner ads was over $700 million in 1999. In the year 2000, this business may exceed $1 billion, not counting ads within digital television.

     Today's banner ads are weakly interactive; limited to hyperlinking to the ad sponsors website. When the ad is clicked, the user is transported by their browser to a new website. This abrupt change of venue is cited by many Web users as the primary reason they do not like banner ads. A more sensible, effective, and user-friendly approach is needed. ImOn.comTV's video ads respond to user clicks with context-based sensitivity, making the transition from the video presentation to a sales website and then back to the video presentation more acceptable.

Business Model
--------------

     In the short run, we will generate revenues in two ways: selling Internet connectivity via iNow, and selling ImOn.comTV licenses. The two revenue sources are synergistic, in the sense that iNow will use ImOn.comTV to attract ISP clients, and ImOn.comTV can point potential clients to iNow. Both parts of the business are aimed at the same high-end market. Over the longer haul, as more businesses license ImOn.comTV, the ISP percentage of revenues is expected to decline.

     iNows's target client is a business or institution that wants a single-source package deal, including Internet connectivity at high bandwidth, the hardware to do it, a website, e-commerce support and technical support. As a high end, high performance supplier, we believe iNow's gross margin is substantially higher than that of a commodity ISP, like Earthlink.

IMON.comTV Features
-------------------

     To demonstrate our Internet TV system, we created the ImOn.comTV Internet portal. This portal has guest demo pages where any visitor with a connection speed of 384 kbps or higher can preview the key features of the portal in a three minute interactive video presentation. This presentation is based entirely on our technology, clearly illustrating its benefits. Guests experience our unique real-time seamless branching video with integral Web data, plus a WebZinger research report on the same topic in the same window. The following are brief summaries of the content of our Internet portal.

     WebZinger (TM) Online

     WebZinger is a data mining Research Engine that searches the Web, downloads each website's highlights, then formats the results into an illustrated report, complete with audio and video. WebZinger acts as a personal research assistant, substantially increasing the efficiency of Web searches for both naive and sophisticated users. WebZinger is fully integrated into ImOn.comTV's virtual console.

     A unique feature of ImOn.comTV is that Web searches are automatically performed based on the topic of the current video window whenever the user clicks the "Go" button on the console. For example, while touring New York City in video, the State of Liberty is shown. If the user clicks the Go button at that point, WebZinger starts a search on "Statue of Liberty", without having to type anything. Of course, WebZinger does have a search term entry window, so users can type into it at any time, as with a standard search engine. When WebZinger has results ready, usually within a few minutes, a formatted report is presented on-screen.

     WorldCities 2000 (TM)

     WorldCities 2000 is a series of interactive travel planners for distribution on broadband Internet, CD and DVD. Travelers will use WorldCities in interactively tour a city, on film, from the driver's seat, deciding which way to turn and what to see. Integrated Web access provides in-depth topical information about whatever is in front of the driver. By the end of April, 2000, the first volume will be complete, containing San Francisco, New York, London and Paris. Each city tour contains over 120 minutes of TV-quality video and links to over 1000 Websites.

     WorldCities 2000 travel planners are virtual tourism that is useful to both business and consumer travelers. On any PC or advanced digital cable TV, the user can navigate real cities as if they, themselves, were driving the car through the city. The camera's viewpoint is the driver's seat, looking through the windshield. At key intersections, the user can turn the car left or right, without stopping. An on-screen button labeled "Go Online" instantly connects the user to the Web page most relevant to the view ahead. For example, in WorldCities 2000 San Francisco, when the user sees Pier 39's Underwater World, the Go Online button causes the browser to open a window and display Underwater World's website, live. Since the website is updated frequently by Underwater World, the information about show times and pricing it always current.

     sellONstream (TM)

     The same underlying software engine that powers WorldCities 2000 also powers sellONstream, our video e-commerce solution. Advertisers who want to sell products via the Web, and at the same time use full-bandwidth video content to motivate buyers will distribute sellONstream CD ROMs as stuff-ins to catalogs, magazines and newspapers. Viewers will insert the CD into their PC and get a highly entertaining product-related pitch with one-click access to e-commerce websites. High bandwidth Internet users can access sellONstream presentations directly from ImOn.comTV, or any ImOn.comTV enabled website, using the CDs only to validate special offers and product discounts.

     The unique selling proposition of sellONstream is that it is the only way to deliver TV-quality interactive video fully integrated with the Internet to users with 28.8 or 56 kbps modem connections. Even low bandwidth users do not see any discontinuity between the video playback and Web pages. The single-focus branded window approach guarantees businesses that their message is the sole message the viewer will see when their presentation is on screen.

     Initially, we will produce the sellONstream presentations for clients, converting their existing videotape. Eventually, clients will use our ImaginAuthor tools and produce the CDs or website-sourced interactive streaming video themselves.

     American Hero

     The never-released interactive movie and PC videogame, American Hero, was developed by our founders while at Atari Corp before that company's demise, and our startup. At ImOn.com, Internet TV users can play this interactive movie today. In addition to being a novelty item for the ImOn.comTV demo site, American Hero will also serves as an example of how interactive film can be released on the Web. The goal is to attract film producers, who will license our tools to create their own interactive movies.

     ImaginAuthor (TM)

     Our authoring tool for creating interactive video with integral Web data, ImaginAuthor, is a large CAD system-like environment that enables the creation of large, complex software products like WorldCities 2000, sellONstream and American Hero, without programming. All licensees of ImOn.comTV receive a copy of ImaginAuthor for their own use in creating interactive content. To increase awareness of our technology, and to generate free content for ImOn.comTV, a no-cost, limited, but fully functional version of ImaginAuthor, including the ImaginOn Player, will be downloadable from ImOn.comTV sometime in 2000. Content created with ImaginAuthor can then be played back on any suitable PC, burned onto CD ROM or interactively streamed from ImOn.comTV stations.

Our Technology
--------------

     Our core technology, Transformational Database Processing and Playback, has been granted two U.S. patents. The embodiment of Transformational Database Processing and Playback is a set of 14 software tools. In the hands of webmasters and programmers, these tools are used to create new applications and content. New products created with our tools are characterized by seamless real-time access to video, audio, graphics, text, HTML and 3D objects from multiple remote or local databases. HTML is Hypertext Mark-Up Language and is not really a programming language, but a way to format text by placing marks around the text. For example, HTML allows a user to make word bold or underline it. It is the foundation for most web pages. Java applets are mini-software programs written in the Java language that run inside a Web browser window. A Web browser is a tool program that allows a user to look around the web.
Objects are self-contained items of information that have predefined attributes and behaviors. Objects are used by computer programs to store data and represent data. Examples of objects are digital images, a text page, a display window. With our intellectual property secured by patents, we will license our tool set to businesses for building e-commerce, data mining, interactive entertainment and training applications.

     Our core technology, Transformational Database Processing and Playback, has three components:

     . database analysis
     . network synthesis
     . real-time adaptive playback

     The source database for our analysis can be any data file or set of data files which may contain multiple classes of data, such as text, video or audio. In the case of WebZinger, the source database is the entire World Wide Web, where allowable data classes are images, movies, audio, text, HTML and Java applets. In the case of WorldCities 2000, the source database contains text, Uniform Resource Locators which are the address of an Internet site, video, and audio files. During database analysis, filters based on selection criteria are used to screen out irrelevant data and accept desirable data. The organization of the data with respect to its position in the database is preserved.

     Our network synthesis is the process of creating a "playable" network consisting of data items and decision points. The synthetic network is hierarchical and tree-like in that it has a trunk, branches and leaves. Decision nodes, which are the points within a network where an item resides, or a connection is made to an item in the network, connect the branches to the trunk and the leaves to the branches. The distance from the trunk at which a data item is placed out on a branch is usually determined by its quality of match to the database analysis criteria. The network synthesis process can be entirely automatic or manually guided.

     Our real-time playback is the part of Transformational Database Processing and Playback technology that most users see. The desired data items selected during database analysis and organized within a synthetic network are played in real time, sequentially and seamlessly. When the synthetic network contains solely digitized film clips, the resulting playback forms an interactive movie. If the network is populated with still images, such as Web pages, playback forms an interactive slide show. Our network filled with text pages is a hypertext electronic book, magazine or newspaper. Hypertext is text on a web page that links the user to another web page. The hypertext, or links will usually be a different color than the other text on the page and is usually underlined. Our synthetic networks can be layered one on top of the other, with live cross-references. For example, in our WorldCities 2000 interactive travel planners, a network made of video clips references the Web, providing a whole new way of navigating data space visually.

     The current implementation of ImOn.comTV utilizes Apple Quicktime for its video streaming. In addition, we have updated our basic playback engine to allow for use over the Internet. There are two basic ImOn.comTV software components used to create an ImOn.comTV station. The first is a streaming video interface that is net savvy and recognizes Quicktime formats. The second is a group of java servlets, designed to make Mac, Windows and other future target systems behave the same way on all ImaginOn technology-based Internet TV stations.

Our Software Tools
------------------

     We have developed the following basic tools that can be combined in many different ways to create software application programs. Each tool can be used as a standalone application when needed, plus, each tool is designed to communicate and interoperate with every other tool in the set. ImOn.comTV, WebZinger, sellONstream, American Hero and WorldCities 2000 were each built using different combinations of the basic tools:

     Search Driver contains a set of parameters and interfaces to commercially available search engines and database query engines. Input to Search Driver is plain English text. Search Driver's output is specific to every engine it supports.

     Network Analyzer takes a text description of a complex network, such as the netlist of a drawing tree or a schematic diagram and determines the system requirements for real-time playback of the data elements or objects.

     Network Walker traverses a data network such as a LAN or the Internet and compiles a map that can be utilized by our other tools. Network Walker is guided by user-controlled parameters.

     Filter filters data sets or data objects to determine the degree of match to a set of user-defined parameters. The filtering process is based on the digital signal processing (DSP) model in which filters can be cascaded, tapped and fed back on each other in many configurations.

     Formatter normalizes data objects so that they can be displayed or played in real time. This process can be lossy, which is a digital process that loses information, or lossless, which is a digital process that preserves information, depending on user requirements.

     Network Builder constructs a synthetic network of data elements or objects that can be traversed in real time.

     Network Compiler takes the netlist created by Network Builder and data objects processed by Formatter and generates an output file that Presenter can use. A compiler is a software program that processes a structured set of data and creates another data set. If the data is a computer program written in a human-readable language, the output will usually be a set of instructions that can be executed by a computer to perform the tasks the programmer intended.

     Live Linker manages a list of active Web addresses and the pointers to specific data objects in the playback stream, enabling the Browser tool to include live Web pages side by side with "canned" data objects, such as video recordings. Live Linker is used to create the hybrid of CD data plus Web pages.

     Smart Buffer reads the compiled network of links and objects, then fetches data ahead of time, from disk or network, so Presenter never has to stop or pause during playback. A buffer is a storage area for a finite amount of data in a computer system or digital transmission system.

     Presenter displays, or plays back, data objects to the user in real time. Presenter allows the user to make real-time choices among data objects as they are played back.

     Browser allows users to visit websites and hyperlink to other websites. A hyperlink is a data object, such as text or an image, that has a dual purpose. The first purpose is to convey information in the form of text or a picture.
The second purpose is to connect the user to another data object, that may be somewhere else entirely separate from the text or image presented. For example, on an Internet Web page, the word "Poodle" within a text about dogs might serve to connect the user to another web page specifically about poodles, when the user clicks their mouse button while their cursor is on the word "Poodle." Browser is similar in functionality to Microsoft Internet Explorer and Netscape Navigator, minus features like email and editing. Browser is based on the Java Ice Browser, which we have licensed.

     User Profiler monitors the playback of data objects and decisions made by the user with respect to those objects. The user profile derived from this history can be used to automate playback as well as adapt playback to the user's preferences.

     Streaming Video Interface, a low level video format interface, allows our technology to be used with many types of video formats of different programming interface models. It allows for the same code base to support CD formats, Internet formats and in the future, cable and set-top formats without significant modification.

     Communications Servlet, a set of servlets running on a server, allows our products to support interfaces with various web browsers on selected platforms without specific modifications to each component. This allows for easy plug-in to different platforms and browsers.

Our Competition
---------------

     In the Internet television systems industry segment, we have no direct competition. Numerous companies, large and small, offer some portion of the services or capabilities of ImOn.comTV, but there are no other single vendor integrated solutions. Our competitive advantage in this field is derived from our unique proprietary technology that integrates interactive video playback with media-intensive data mining.

     In the high bandwidth interactive streaming video authoring and playback software business, we have no direct competitor, yet. Several companies offer components that can be used to implement portions of a networked system, but no other company offers a complete turnkey solution like ours. Among the competitors that provide software components that can be used to build a similar, lower performance, less capable system, are Microsoft, Broadcast.com, RealNetworks, Oracle and Macromedia.

     Oracle is a relational database management systems company whose products work well within any single operating system, operating on data collected by some other system or process. Oracle's SQL database query system allows diverse data display systems to access formatted data. Oracle's position is that of "middleware"; processing data from one place and making it available to someplace else. This arrangement suffices for conventional transactional and customer information systems. However, when the data is of many types, spanning multiple operating systems in diverse locations, timely response is not guaranteed. Furthermore, when the requested data content is not in the system at all, Oracle must request another system to search, locate and fetch the data.

     On the display side, the fundamental design of Oracle's software dictates that the playback of data content be handled by a separate process that usually runs in a separate computer or playback device. This provides generality at the expense of performance. For media-rich sets of data such as digital video, audio and Web pages, the separation of processing systems from display systems results in delays and difficulty in providing real-time playback. The intermittent stop and start look of streaming video is partially caused by these delays.

     RealNetworks Realvideo and Microsoft's Mediaplayer are the main streaming-only video players in the market today. Neither systems' authoring tools or playback mechanism allows for real-time branching or integrated Web browser data. To get from one video clip to the next, these systems stop. To show Web information, they require a separate browser window. Our authoring and playback systems remove both of these limitations, enabling true TV image quality and videogame-like branching, with live Web pages inside the player.

     Our software tightly couples data acquisition, processing and display into a single solution, which can be distributed among processors in a network or be entirely located in a single PC. This architecture is the best guarantee that data will always be presented in real time. For applications such as broadband Internet, interactive TV, and hybrid CDs or DVDs, this is our main competitive advantage.

     Macromedia is another company that provides tools that can solve part of real-time multimedia network delivery problem. Their "Director" software can manage mixed data format objects within the context of creating a multimedia application. Macromedia dominates the market for multimedia authoring.
However, Director is not a general-purpose system, nor does it support real-time playback. To Director's further disadvantage, its content authoring system is based on a proprietary non-standard programming language called "Lingo".

     Our competitive advantage with respect to Macromedia in Macromedia's own market is our software's customizability based on a programming-free assemblage of software tools, and its real-time playback capability. The steep and lengthy learning curve associated with Director's Lingo programming language is a major barrier to its widespread use for corporate training products. Director's sluggish almost-real-time playback is one of the reasons multimedia in general has earned such a poor reputation in the entertainment products marketplace.

     Within the Internet search engine marketplace, there are at least two dozen products aimed at Web users for the purpose of searching the Internet. All of these search engines are primarily list generators; leaving the actual data evaluation and retrieval to the user. The few search engines that do offer media retrieval, do not provide much control or formatting of the output. Positioned as a research engine, WebZinger actually does the heaving lifting of finding, retrieving and formatting rich media assets from the Web.

Strategic Corporate Relationships
---------------------------------

     Our management realizes that partnering and associating with larger companies are critical to our success. So far, four large companies, Intel, Sun, Apple and Sony are working with us. Their participation in our marketing activities has been limited in part by our perceived financial instability during our startup phase, and the high maintenance requirements in terms of our staff time. As we become more stable, and marketing activities increase, it is anticipated that these relationships will become more productive.

     Intel

     In March, 1997, our demonstration of the world's first and only broadcast-quality interactive movie caught the attention of Intel Corporation engineers and marketing staff. Intel and us agreed to Intel use of our demo software in return for loans of Intel computers and some reimbursement of expenses. Intel first used our demo in the keynote address opening COMDEX 97 in Japan and has since used our demonstrations at the launch of the Pentium II, PC Expo, COMDEX Canada and many other events. We have adopted Intel's concepts of knowledge management and visual computing.

     Sun Microsystems

     In July, 1997, we demonstrated an early version of our Web research software to Sun software engineers and marketing staff. They liked what they saw and assisted us in achieving 100% Pure Java certification. ImaginOn has been an invited Java and E-commerce Partner participant in five trade shows with Sun.

     Apple Computer

     In mid-1998, ImaginOn, Inc. and Apple agreed to cooperate in optimizing WebZinger for K-12 school use, on Apple hardware. Upon successful completion of that development work, Apple introduced us to Apple's educational market national distributors, who began evaluating WebZinger School Edition. Subsequently, 1n 1999, these distributors included WebZinger SE in their marketing programs.

     Sony Computer Entertainment Inc. (SCEI)

     After years of periodic contacts and presentations to software development personnel at SCEI in nearby Foster City CA, Sony developer relations staff visited us in the Summer of 1999 to be briefed on our authoring tools for branching digital video. After a series of follow up meetings at SCEI, we were invited to submit ImaginAuthor for approval as "middleware" for the PlayStation2(R) (PS2) computer entertainment system. SCEI approved ImaginAuthor for this use, and consequently we became a Sony licensee for Playstation2 development.

     Our management believes that some Playstation2 developers will adopt ImaginAuthor for creating interactive movie titles, both with and without Internet access. Since most PS2 developers are in Japan, we reached a distribution agreement with AiCube of Tokyo, Japan, to localize ImaginAuthor and support Japanese users.

Overcoming Barriers to Success
------------------------------

     Since our inception, we have developed a base of intellectual property
(IP), software tools to implement our technology, and software applications that demonstrate the value of our IP. Both the software tools and the applications have the potential to become revenue generating lines of business. The main barriers to achieving business success are:

     . Cost of a successful market entry
     . Critical approval and customer acceptance
     . Proof of commercial viability of the tool set

     Success depends on planning and accomplishing highly targeted activities that will have a cumulative, synergistic effect. A shotgun approach that spends a little bit here and there promoting each of our tools and application in parallel is doomed to failure. By focusing all of our marketing and sales efforts on the ImOn.comTV product, we will maximize the effect of promotions and advertising.

     Critical approval and customer acceptance will never totally overlap. Nor is customer acceptance dependent entirely on critical approval. Nonetheless, they are closely linked. The few initial reviews of our Beta versions and demos of our products have been good. American Hero was selected as a finalist in New Media magazines annual software competition. An early version of WebZinger was favorably reviewed in PC Magazine.

WorldCities 2000 was favorable reviewed in New Media magazine. With the emphasis now on ImOn.comTV, we will be targeting business and Internet media with PR and advertising.

Our History
-----------

     The genesis of our technology was at Atari Corporation in June, 1994. David Schwartz, a senior staff engineer and head of the Jaguar CD project, conceived of a new type of interactive entertainment product, named "GameFilm", merging videogame and film formats. Between July, 1994 and June, 1996, Schwartz' team of software engineers and a film production company successfully developed the first Jaguar CD ROM GameFilm title, "American Hero", a Windows 95 runtime engine, as well as a prototype suite of software authoring tools. Len Kain served as a part time consultant to Atari for the GameFilm project.

     Atari went out of business as a result of a reverse merger with JTS Corp. in July, 1996. In the context of this change in business, Mr. Schwartz (a vice president of Atari since October, 1994) negotiated to leave with an Asset Purchase and Licensing Agreement for the GameFilm technology. The Agreement transferred the new technology from Atari to us for a cash price of $258,000.

     Mr. Schwartz incorporated FilmMagic in May, 1996, changing its name to ImaginOn in October, 1996, when Len Kain formally joined the company. During 1996, we concentrated on developing our intellectual property position. During 1997, we hired our core staff, set up our offices and developed our tool set.
In 1998, we developed software applications based on our technology and began field testing our software. Since becoming a publicly owned company in 1999, we have concentrated on building a sales/marketing organization, growing the business by acquisitions, and consolidating our software and services as the ImOn.comTV product, which was introduced on October 26, 1999 at the ISPCON trade show and conference.

Prior Business
--------------

     Prior to January 20, 1999, under previous management, we operated under the name California Pro Sports, Inc., and we imported and distributed products in three participant sport categories:

     . in-line skates
     . hockey equipment, and
     . snowboard equipment

     In 1993, we acquired the California Pro in-line skate business from California Pro USA Corp. Playmaker Co., LTD ("Playmaker"), the in-line skate manufacturer and majority owner of the seller, granted to us, an exclusive, perpetual, non-royalty bearing license to the California Pro names and trademarks and entered into a five-year manufacturing agreement to supply substantially all of our in-line skate products. In another acquisition completed on August 1, 1994, we purchased certain assets, including an exclusive, perpetual world-wide license to the Kemper(R) name and trademark, subject to a royalty. We acquired our license directly from the registered owner of the Kemper(R) name and trademark, Front 500 Corporation ("Front 500"). In 1995, we formed USA Skate Corporation, a Delaware corporation, ("Skate Corp."). Skate Corp. was our majority owned (approximately 62%) subsidiary and its financial statements are consolidated with ours in this prospectus. Effective as of April 30, 1996, Skate Corp. acquired 100% of USA Skate Co., Inc. ("USA Skate"), a New York corporation, in a stock purchase transaction. USA Skate owned, directly or indirectly, all of the capital stock of Les Equipments Sportifs Davtec, Inc. ("Davtec"), a Canadian corporation.

     Our in-line skate products were sold in the United States, Canada, the Caribbean and U.S. military bases world wide. Our snowboards and related accessories were sold primarily in the United States and European countries. Through September 1997, we sold our hockey-related products through independent sales representatives and independent distributors in the United States, Canada and various other countries.

     We had continual operating losses and in 1996 and 1997, when our management decided to restructure the company and reduce our debt. The components of the restructuring plan included management's decision to

     . cease operating its California Pro and Kemper licenses, . begin to concentrate on sub-licensing its trademark rights . eliminate most of the operating and overhead expenses, and . look for a merger candidate in a new line of business.

     Management's Plan of Restructure

     As a result of continuing operating losses, our Board of Directors, early in 1997, decided to restructure and de-leverage the company. Accordingly, in September 1997, we and Skate Corp. sold assets of the ice hockey related business (including the trademark rights to VIC(R), VICTORIAVILLE and McMartin) to Rawlings for $14.5 million plus the assumption of $1million of debt. The proceeds of the sale were substantially utilized to pay secured revolving lines of credit, purchase the remainder of the trademarks from the previous owner, and partially reduce notes payable of Skate Corp. to unaffiliated note holders.

     As a result of the sale to Rawlings, and other restructuring and deleveraging activities, including the assumption and assignment of certain notes and trade payables to third parties in exchange for our common and/or preferred stock, we reduced our liabilities from approximately $18,988,000 at January 1, 1997 to approximately $1,500,000 at December 31, 1998.

     As part of the restructuring plan, we eliminated most of the overhead expenses associated with our sporting goods business and entered into two sub license agreements regarding the use of the Kemper name. Effective May 1, 1997, we entered into an agreement through April 30, 2000 with United Merchandising Corp., a California corporation. We granted United Merchandising Corp. a non-exclusive, non-transferrable license to manufacture and/or purchase and sell various snowboarding apparel bearing the name and/or logo of "Kemper", in its retail stores in the United States. The royalty rate was 7.5% of the cost to United Merchandising Corp. with a minimum of $30,000 per annum. United Merchandising Corp. has an option to renew for one or two additional years. From May 1, 1997 through April 30, 1998 we received royalties of approximately $34,300.

     Effective in February 1998 we entered into a two year exclusive Licensing Agreement with Jaysport International, Inc. Subject to the prior sub-license granted to United Merchandising Corp., we sub-licensed to Jaysport International, Inc. the exclusive worldwide right to use the Kemper name and trademark on snowboards, related equipment, clothing and accessories. Jaysport International, Inc. had the option to renew the agreement for additional two year periods thereafter. The agreement included a royalty payment of 3% of net sales on all products with a minimum royalty of $25,000 per annum.

     Accordingly, in the second quarter of 1997, we began liquidating remaining inventories and commenced a search for sub-licensees and a merger candidate. As a result of its search, on October 2, 1997, we signed a letter of intent to merge with ImaginOn. Thereafter, we signed an agreement and plan of merger as of January 30, 1998 under which there was an exchange of 100% of the outstanding shares of ImaginOn for approximately 60% of the outstanding post merger common stock of the company. The transaction was completed on January 20, 1999.

Financial Information About Segments
------------------------------------

     Please see Footnote 9 to Notes to Consolidated Financial Statements.

Research and Development
------------------------

     For the year ended December 31, 1999, we spent $1,117,265 in research and development expenses for the World Cities 2000 projects for San Francisco, New York, Paris and London and on the ImOn.com Internet TV project. For the year ended December 31, 1998, we spent $906,256 in research and development expenses for the World Cities projects. For the year ended December 31, 1998, we spent $547,531 in research and development expenses for the first World Cities 2000 project.

Description of Property
-----------------------
                                                            Lease (L)   Annual
Location                Use                Sq. Ft.           Own (O)     Rent
--------                ---                -------           -------     ----

1313 Laurel Street      Corporate Offices  approx. 6,100    L*          $54,485
San Carlos, CA 64070

1000 Ames Avenue        Internet Services  approx. 1,000    L**         $11,248
Milpitas, CA 95035

408AABC, Suite 204
Aspen, CO 81611         Internet Services  approx. 1,000    L***        $13,500
--------------

* Lease terms vary on different suites in the frame structured building ranging from 1 year to 7 year terms.

**   Leased on a month-to-month basis.

***  This lease was terminated in 1999.

Legal Proceedings
-----------------

     We were named as a defendant in a lawsuit styled Timothy Wayne Wooten and Tammy Marie Wooten v. Amy Marie Abott and California Pro Sports, Inc. The action was filed on October 21, 1998 in the District Court of Midland, Texas, 238th Judicial District alleging a product defect that resulted in a wrongful death. Plaintiffs seek damages in an amount not less than $10,000,000. We referred the petition to our insurer, which thereafter provided a defense. We intend to vigorously defend ourselves and believe the matter will be resolved in our favor.

     We were named as a co-defendant in a lawsuit filed by Cord Investment Company and Frances Peppy on March 12, 1999 in the District Court, City and County of Denver, Colorado. The suit alleges violations of state securities laws and other common law torts stemming from a private placement of securities. On November 3, 1999, an order staying all proceedings for one year was entered by the court, to allow completion of a settlement agreement not involving ImaginOn, Inc.

     We were also named as a co-defendant in a lawsuit filed June 3, 1999 by Bertrand T. Ungar in the U. S District Court for the District of Colorado alleging among other things, conversion, civil theft and breach of fiduciary duties stemming from the transfer of pledged securities. Plaintiff seeks damages in the excess of $600,000. We are vigorously defending ourselves against this law suit and believe it will be resolved in our favor. The issues relating to ImaginOn, Inc. have been significantly narrowed since the bankruptcy trustee involved with the pledgee of the securities paid a bond for a replacement stock certificate. On March 22, 2000, the Settlement Judge Magistrate ordered all parties to meet for a settlement conference, but plaintiff did not appear and the Judge sanctioned plaintiff by awarding all defendants' costs for attending the attempted conference. Document discovery has begun and another settlement conference is scheduled for June 13, 2000.

     On January 20, 2000, we were served a complaint by a corporation named
ImOn Inc. in the U.S. District Court for the Southern District of New York alleging violation of common law trademark (as opposed to trademark granted by the federal government under statute), and two other claims under the New York General Business Law alleging "Deceptive Acts" and "Unfair Competition and Trademark Infringement." Our intellectual property law firm had previously discussed this firm's claim with one of the three attorneys who have represented the plaintiff, ImOn, Inc., which was incorporated last summer. Plaintiff claims to own the "Imon.net" Internet domain and a common law trademark for the word "Imon" as it related to Internet commerce. ImaginOn, Inc., Imon, Inc. and at least one other company have filed trademark applications with the Federal Office of Patents and Trademarks. We are vigorously defending ourselves in this action and believe it will be resolved in our favor. On January 31, 2000, plaintiff filed a motion for a preliminary injunction and the court issued a Show Cause Order for a March 2, 2000 hearing to determine if an injunction should be issued prohibiting us from using the term "ImOn" in commerce. After a two day hearing, the Judge denied the motion for a preliminary injunction, holding that the plaintiff failed on every element requisite for the injunction, including likelihood of prevailing at trial. In addition, due to errors in the plaintiff's federal trademark application, it was excluded from evidence for the purposes of the motion. We have filed a counterclaim under the newly enacted Federal "Trademark Cyberpiracy Prevention" Act, which provides for award of attorneys' fees and liquidated damages of up to $100,000. Plaintiff has recently proffered a settlement less than ninety days after filing suit, which we have under advisement.

Personnel
---------

      Our founders are David M. Schwartz, President, and Leonard W. Kain, formerly our Vice President, Engineering. Mr. Kain now serves as a consultant to us. The total staff size is 29 persons, plus 6 consultants and contractors. The Executive Committee is composed of our President, our Chief Financial Officer, Vice President of Business Development, and Vice President of Marketing.


                                  MANAGEMENT

Directors and Executive Officers
--------------------------------

     Our officers and directors are listed below. Our directors are elected to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified. Officers are elected by the Board of Directors and hold office until their successors are elected.

     The chart below identifies persons who currently serve as officers and/or directors.


Name                    Age  Positions
----                    ---  ---------

David M. Schwartz        51  Chairman, Chief Executive Officer, President and Director
James A. Newcomb         53  Chief Financial Officer, Treasurer and Director
Sue Ann von Kaeppler     52  Vice President of Business Development
Abe Matar                29  Vice President of Marketing
Mary E. Finn             40  Director
Dennis Allison           57  Director
Jim Polizotto            63  Director

     David M. Schwartz has been Chairman, Chief Executive Officer, President and Director of ImaginOn since January 20, 1999. Mr. Schwartz has been principally employed as an officer and director of ImaginOn.com Inc., our wholly-owned subsidiary, since its formation in 1996. From 1992 until 1996, Mr. Schwartz was Vice President of New Media Systems and Technology Atari Corporation, where he invented GameFilm technology for videogame applications, and served as a principal designer of the Atari Jaguar CD peripheral. From 1990 to 1992, Mr. Schwartz was a senior member of the technical staff at Tandy Electronics Research Labs in San Jose, California, where he headed the software team developing the first writable and erasable CD ROM. In 1983, Mr. Schwartz started and led CompuSonics Corporation, which went public in 1984. CompuSonics ceased operations in 1989. In 1985, CompuSonics introduced the CompuSonics DSP1000, the first consumer audio recorder for floppy or optical disks. The CompuSonics Video PC Movie-Maker, introduced in 1986, inaugurated real-time digital video recording and editing on desktop computers. Mr. Schwartz earned a Bachelor of Arts in Architecture from Carnegie-Mellon University, after completing a multidisciplinary program in Architecture, Engineering and Computer Science. He also participated in post-graduate studies at Carnegie-Mellon in the school of Industrial Administration.

     James A. Newcomb has been Chief Financial Officer of ImaginOn since November 19, 1999 and Treasurer and a director since March 7, 2000 when he was appointed to fill a vacancy. He came to us from Displaytech, Inc., in Longmont, Colorado, a privately held company that manufactures high resolution micro displays for, among other devices, digital still cameras, camcorder viewfinders, and projection displays for computer monitors and televisions. As Chief Financial Officer, Mr. Newcomb played a key role in implementing the financial aspects of Displaytech's key alliances, both domestically and internationally. Before this, he was with the NASDAQ listed Fischer Imaging Corporation, in Denver, Colorado, where he served from 1995 through 1998 as Vice President and Chief Financial Officer. A member in good standing of the Financial Executives Institute, Mr. Newcomb was awarded a Masters of Business Administration degree in Finance by the Amos Tuck School at Dartmouth College, Hanover, New Hampshire, in 1970. He received a BA degree in Economics from Beloit College, Beloit, Wisconsin, in 1968.

     Sue Ann von Kaeppler has been Vice President of Business Development of ImaginOn since October 22, 1999. Prior to joining our company, Ms. von Kaeppler served from 1979-1998 in a number of strategic positions at AT&T, Pacific Bell/Telesis, and Southwestern Bell Corporation, including Program Director of Emerging Markets, Director of Channel Management, and a wide variety of management positions including reengineering, product development, and sales and marketing. Recently, as a business consultant, Ms. von Kaeppler counted among her clients Digital Interiors, Inc., Sage Systems, Inc., and HealthCentral.com. For all three early-stage, high technology and Internet start-up companies, she developed integrated sales, marketing and business development programs.

     Abe Matar has been Vice President of Marketing of ImaginOn since March 8, 1999. Born in Jerusalem, Mr. Matar came to the US to go to school in 1987. After completing his Masters degree in Electrical Engineering from San Jose State University, he began his career working for Silicon Valley companies such as Apple, EO, an AT&T subsidiary, and Compression Labs. During that period, he developed experience and knowledge in managing and running engineering projects in the communications field. As a founding member of iNOW Internet Services, Mr. Matar has been involved in the day-to-day operation and management of the business, and is overseeing its expansion.

     Mary E. Finn has been a Director of ImaginOn since January 20, 1999. She has more than 15 years experience in various media fields, utilizing her skills in writing, editing, broadcasting, teaching and management. From 1994 to 1997, Ms. Finn served as publicity director for the local chapter of FEMALE, a national mother's support group. From 1988 to 1991, Ms. Finn served as a talk show producer and engineer at KNBR in San Francisco, California. From 1982 to 1986, Ms. Finn taught radio production at Phillips Academy in Andover, Massachusetts. Ms. Finn earned a Bachelor of Arts degree in Communication from the University of Michigan in 1981, and a Master's degree in Media Management from Emerson College in Boston in 1987. Ms. Finn is married to David Schwartz, ImaginOn's Chairman, Chief Executive Officer and a Director.

     Dennis Allison, has been a Director of ImaginOn since March 4, 1999. He is a Stanford University Computer Systems Laboratory Lecturer. Mr. Allison is also an independent consultant and an editorial advisor on computer science and electrical engineering to Addison-Wesley-Longham. A former Series Advisor on the Prentice-Hall Series on Innovative Technology, Mr. Allison also served on the editorial board of Microprocessor Report. He was also the co-founder of HaL Computer Systems and of the People's Computer ImaginOn, a non-profit organization that played a pivotal role in the development of the personal computer. He is also a past IEEE CS Governing Board Member and a past member of the editorial boards of IEEE Computer and IEEE Software.

     Jim Polizotto has been a Director of ImaginOn since March 4, 1999. Mr. Polizotto has served an Engineering Director of VTEL Corporation, Sunnyvale, California, since 1994, where he is responsible for the Sunnyvale Validation organization. He also has corporate responsibility to ensure interoperability with other vendors' systems. VTEL Corporation is a world leader in Digital Visual Communications. Prior to 1994, Polizotto helped to create a multimedia development laboratory for IBM in Silicon Valley and was responsible for the development of many IBM multimedia breakthroughs, including the 1993 launch of IBM's Internet-based multimedia video streaming server. Mr. Polizotto also serves on the board of the International Multimedia Teleconferencing Consortium, Inc., a non-profit corporation comprised of more than 150 companies from around the world.

Compensation of the Board of Directors
--------------------------------------

     Our outside directors receive stock options equivalent to $10,000 per year of service. All directors are reimbursed their expenses incurred in attending Board of Directors meetings.

     In 1998, former directors Messrs. Simpson and Yang each received 10,000 shares of common stock in connection with their services as directors. Additionally, Mr. Yang exercised 15,000 previously granted options. In 1998, 10,000 incentive stock options were granted to Messrs. Yang and Simpson each at an exercise price of $1.42.

     On August 31, 1999, the compensation committee approved a $50,000 bonus to each David Schwartz and Leonard Kain, a former officer and Director, for recognition of their services to us and to reflect current compensation of executives at other information technology companies.

     On January 7, 2000, we issued outside directors Messrs. Polizotto and Allison 15, 873 stock options each at a discount price of 15% below the market price of that day, representing their compensation for service in 1999.

Audit Committee
---------------

     We have an audit committee that:

     . monitors our financial reporting and our internal and external audits; . reviews and approves material accounting policy changes;
     . monitors internal accounting controls;
     . recommends the engagement of independent auditors;
     . reviews transactions between us and our officers or Directors; and . performs other duties when requested by the Board of Directors.

     Directors Allison, Polizotto and Finn are members of the audit committee.

Compensation Committee
----------------------

     We also have a compensation committee that reviews and approves the compensation and benefits paid to our executive officers, and administers our employee stock option plan. Messrs. Allison and Polizotto are members of the compensation committee.

1994 Stock Option Plan
----------------------

     Our stockholders adopted the 1994 stock option plan which provides for the issuance of options to purchase up to 200,000 shares of common stock to employees, officers, directors of, and consultants to ImaginOn, then operating as California Pro Sports, Inc. The purposes of the 1994 stock option plan are to encourage stock ownership by our employees, consultants and directors so that they may acquire or increase their proprietary interest in us, to reward employees, directors and consultants for past services to us and to encourage such persons to become employed by or remain in the employ of or otherwise continue their association. All options under the 1994 stock option plan have been granted.

1997 Stock Option Plan
----------------------

     The stockholders of ImaginOn.com, a California corporation, adopted the 1997 stock option plan which provides for the reservation of up to 2,710,000 shares of our common stock. The purpose of the 1997 stock option plan is to provide additional incentive to our employees and consultants. Unless sooner terminated, the 1997 stock option plan will expire in 2007.

1999 Equity Incentive Plan
--------------------------

     The board of directors of ImaginOn, Inc. , a Delaware corporation after merger with California Pro Sports, Inc., recently approved the 1999 Equity Incentive Plan. On April 7, 2000, our shareholders approved the 1999 Equity Incentive Plan.

     The following table provides summary information about our stock option plans as of February 29, 2000:

             Shares authorized  Options outstanding  Options exercisable
             -----------------  -------------------  -------------------

1994 Plan              200,000                  -0-                  -0-

1997 Plan            2,710,000              677,500              167,800

1999 Plan            2,500,000            1,349,446              167,975
                     ---------            ---------              -------

Total                5,410,000            2,026,946              335,775
                     =========            =========              =======

     Our stock option plans are administered by our compensation committee. They determine additional conditions of the options granted, including the exercise price and the number of shares to grant.

     Options may be granted as incentive stock options intended to qualify for special treatment under the Internal Revenue Code of 1986, as amended, or as non-statutory stock options which are not intended to so qualify. Only our employees or employees of our subsidiaries are eligible to receive incentive options. The period during which options may be exercised may not exceed ten years. The exercise price for incentive options may not be less than 100% of the fair market value of the common stock on the date of grant; except that the exercise price for incentive options granted to persons owning more than 10% of the total combined voting power of the common stock may not be less than 110% of the fair market value of the common stock on the date of grant and may not be exercisable for more than five years. The exercise price for non-statutory options may not be less than 85% of the fair market value of the common stock on the date of grant.

     The option plans contain provisions for proportionate adjustment of the number of shares issuable upon the exercise of outstanding options and the exercise price per share in the event of stock dividends, recapitalization resulting in stock splits or combinations or exchanges of shares.

     In the event of our dissolution or liquidation, a corporate separation or division or the merger or consolidation of us, the Board may adopt resolutions which provide that all outstanding options under the option plans may be exercised on such terms as it may have been exercised immediately prior to, or will expire by a fixed date on or prior to, the date of such dissolution, liquidation, corporate separation, division, merger or consolidation. The option plans also provide for the acceleration of the vesting of all outstanding options in the event of any merger or consolidation in which we are not the surviving corporation, or any sale or transfer by us of all or substantially all its assets or any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group or all or a majority of the our then outstanding voting securities.

Compliance with Section 16(a) of the Exchange Act
-------------------------------------------------

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors and persons who own more than ten percent of a registered class of our securities, collectively, "reporting persons", to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission, "SEC".

     Based solely upon a review of the copies of such forms we have received and representations from the Reporting Persons, we believe that not all reporting persons have complied with the applicable filing requirements. Within the last seven months, Jim Newcomb had one late report on Form 3 with one transaction listed. Within the last year, Abe Matar had one late report on Form 3 with two transactions listed and one late report on Form 4 with one transaction listed. Within the last seven months, Sue Ann von Kaeppler had one late report on Form 3 with one transaction listed and one late report on Form 4 with one transaction listed.

Executive Compensation
----------------------

     Summary Compensation Table

     The following table sets forth information regarding compensation paid to
(i) our Chief Executive Officer and (ii) each of our other executive officers whose total annual compensation exceeded $100,000 for the years ended December 31, 1997, 1998 and 1999. Some of the executives listed below resigned and are no longer our employees.



                                                                                       Long Term            All Other
                                             Annual Compensation                      Compensation        Compensation
                              -----------------------------------------------         ------------        ------------
                                                    ($$)                                                      ($$)

                                                                                       Securities
                                                                                       Underlying
Name and Position            Year       Salary         Bonus          Other             Options
-----------------            ----       ------         -----          -----           ------------
Henry Fong,                  1999        -0-            -0-         $67,500(4)            -0-                  -0-
President, CEO and
Chairman of the Board        1998      150,000(1)       -0-            -0-                -0-                  -0-
Resigned January 20,
1999                         1997      165,000(1)       -0-            -0-                -0-                  -0-
---------------------------------------------------------------------------------------------------------------------

Michael S. Casazza,          1999        -0-            -0-            -0-                -0-                  -0-
President, Chief
Operating Officer and        1998        -0-            -0-            -0-                -0-                  -0-
Director
Resigned September,          1997      157,500      413,000(2)         -0-                -0-                  -0-
1997
---------------------------------------------------------------------------------------------------------------------

Barry S. Hollander,          1999        -0-            -0-         $67,500 (4)           -0-                  -0-
Treasurer and Chief
Financial Officer            1998      155,000       76,313(3)         -0-                -0-                  -0-
Resigned January 27,
1999                         1997      117,738          -0-            -0-                -0-                  -0-
---------------------------------------------------------------------------------------------------------------------

David Schwartz,              1999     $120,000     $ 50,000            -0-                -0-                  -0-
Chairman, Chief              1998        -0-            -0-            -0-                -0-                  -0-
Executive Officer,
President and Director       1997        -0-            -0-            -0-                -0-                  -0-
---------------------------------------------------------------------------------------------------------------------

Leonard Kain,                1999     $120,000     $ 50,000            -0-                -0-                  -0-
Executive Vice
President, Secretary and     1998        -0-            -0-            -0-                -0-                  -0-
Director
Resigned March 7, 2000       1997        -0-            -0-            -0-                -0-                  -0-
---------------------------------------------------------------------------------------------------------------------

Abe Matar,                   1999     $ 87,500     $595,000(5)         -0-              225,000                -0-
Vice President of            1998        -0-            -0-            -0-                -0-                  -0-
Marketing
                             1997        -0-            -0-            -0-                -0-                  -0-
---------------------------------------------------------------------------------------------------------------------

(1) Mr. Fong was not our employee and received fees of $10,000 per month for consulting services rendered to us and received an additional $30,000 USA Skate fee primarily related to long-term strategic planning, financing and acquisitions in connection with our prior business.

(2) Represents a bonus of 236,000 shares of our common stock for, among other things, the forgiveness of the remaining amount of $149,000 of the $400,000 promissory note, making other loans to us and/or our subsidiaries in order for us to meet immediately due obligations, and his efforts in negotiating and moving the USA Skate asset sale forward to completion.
(3) In January 1998, we issued 18,500 shares of Series A preferred stock to Mr. Hollander. The shares were valued based upon the trading price of our common stock, adjusted for the one for three conversion feature of the preferred stock, and accordingly, we an expense of $76,313.
(4) Messrs. Fong and Hollander received fees for consulting services performed in 1999.
(5) The bonus is calculated from two stock grants of restricted stock to Mr. Matar during 1999. On February 2, 1999 Mr. Matar received a stock grant of 75,000 shares at a then fair market value of $6.06 per share and on November 11, 1999, Mr. Matar received another stock grant of 50,000 shares at a then fair market value of $2.81 per share.

Option/SAR Grants in Last Fiscal Year.

                    Number of Securities       Percent of Total Options        Exercise of
                     Underlying Options        Granted to Employees in         Base Price        Expiration
Name                      Granted                    Fiscal Year                 ($/sh)             Date
----                      -------                    -----------               ----------           ----
Abe Matar                 225,000                       43.5%                   $6.06/per          2/9/09
                                                                                  share

Aggregated Option/SAR Exercises and Year-End 1999 Option/SAR Values.

--------------------------------------------------------------------------------------
                                                                        Value Of
                                          Number Of Securities         Unexercised
                                        Underlying Unexercised        In-The-Money
                                             Options/SARs             Options/SARs
                 Shares       Value       At December 31, 1999    At December 31, 1999
              Acquired On    Realized       (#) Exercisable/        ($) Exercisable/
    Name      Exercise (#)     ($)           Unexercisable            Unexercisable
    (a)           (b)          (c)                (d)                      (e)
--------------------------------------------------------------------------------------
Henry Fong        785,900   3,084,449           221,400/725,200               83,025/0
                  =======   =========
--------------------------------------------------------------------------------------
Abe Matar           -0-        -0-                 0/225,000                    0/0
                  =======   =========
--------------------------------------------------------------------------------------

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On January 8, 1998, we lowered the exercise of all the warrants held by Messrs. Fong and Casazza to $1.00 per share. In January 1999, Mr. Casazza sold his 201,400 warrants.

     In January 1998, so as to infuse us with short-term working capital, Mr. Hollander agreed to exercise 85,000 options to purchase shares of common stock granted pursuant to an Incentive Stock Option Agreement dated April 23, 1997. In exchange for this exercise, we awarded Mr. Hollander 29,500 non-statutory stock options and 18,500 shares of Series A Preferred Stock. On July 15, 1998, the Series A Preferred Shares were converted to 55,500 shares of common stock.

     In January 1998, we authorized the issuance of 50,000 shares of common stock to Mr. Casazza in exchange for consulting services for the period September 12, 1997 through January 12, 1998, at the January 5, 1998 market price of $1.375.

     In May 1998, at our request, Barry Hollander exercised 49,500 options so as to infuse us with short-term working capital.

     In June of 1998, at our request, Henry Fong exercised a total of 77,200 options so as to infuse us with short-term working capital.

     Transactions between us and our officers, directors, employees and affiliates were on terms no less favorable to us than would have been available from unaffiliated parties. Any such transactions were subject to the approval of a majority of the disinterested members of the Board of Directors.

                            PRINCIPAL STOCKHOLDERS

     Set forth below is certain information as of March 27, 2000, with respect to ownership of our common and preferred stock held of record or beneficially by
(i) our executive officers named in the summary compensation table, (ii) our directors, (iii) each person who owns beneficially more than five percent of our outstanding common and preferred stock; and (iv) all directors and executive officers as a group:


                                         Number of Common    Percentage Owned of
Name and Address of Beneficial Owner       Shares Owned       Common Shares (2)
------------------------------------       ------------       -----------------

David Schwartz                              5,431,743%                %
Officer and Director
1313 Laurel Street
San Carlos, CA 94070

Henry Fong                                  2,131,815%                %
3155 Miro Drive North
Palm Beach Gardens, FL 33410

Leonard Kain                                2,680,000%                %
1313 Laurel Street
San Carlos, CA 94070

Mary E. Finn                                   -0-(1)                -0-
Director
1313 Laurel Street
San Carlos, CA 94070

Dennis Allison                                         -0-                 -0-
Director
1313 Laurel Street
San Carlos, CA 94070

Jim Polizotto                                          -0-                 -0-
Director
1313 Laurel Street
San Carlos, CA 94070

Abe Matar                                            255,000                %
Vice President of Marketing
1313 Laurel Street
San Carlos, CA 94070

Sue Ann von Kaeppler                                  5,000                 %
Vice President of Business Development
1313 Laurel Street
San Carlos, CA 94070

James A. Newcomb                                      20,000                %
Chief Financial Officer and Director
1313 Laurel Street
San Carlos, CA 94070

Wayne W. Mills                                      2,511,568               %
c/o R. J. Steichen & Co.
5500 Wayzata Blvd., Suite 290
Golden Valley, MN 55402

All Directors and executive officers as a           5,711,743               %
group (5 persons)

_____________________
(1) Does not include 5,431,743 shares owned by her spouse, David M. Schwartz, as to which she disclaims beneficial ownership.
(2) The percentage is based on _________ shares of common stock outstanding after _________ shares of common stock have been issued in this registration statement.

                        Price Range of Our Common Stock

     Our securities have been traded over-the-counter since January 18, 1995 and were quoted on the NASDAQ SmallCap Market under the symbols CALP and CALPW, respectively through January 3, 1999. On December 18, 1998, we changed our name from California Pro Sports, Inc. to ImaginOn, Inc. On January 4, 1999, the common stock and publicly traded warrants began to trade under the symbols IMON and IMONW, respectively. On June 7, 1999 our publicly traded warrants were redeemed and are no longer traded. The following table sets forth the range of high and low bid prices of our common stock and warrants as quoted by NASDAQ. These market quotations reflect inter-dealer prices without retail mark-up, mark-down or commissions and may not represent actual transactions.

                                          Common Stock           Warrants
                                            Bid Prices          Bid Prices
                                        -----------------   -----------------
                2000                    High      Low       High      Low
                ----                    -------   -------   -------   -------
     First Quarter (1/1/00-3/31/00)     $4.9375   $2.50        *         *
     Second Quarter (4/1/00-5/9/00)     $2.75     $1.0938      *         *

                1999
                ----
     First Quarter (1/1/99-3/31/99)     $15.25    $1.1875   $12.375   $.71875
     Second Quarter(4/1/99-6/30/99)     $5.8125   $1.9375   $3.75     $.90625
     Third Quarter (7/01/99-9/30/99)    $3.7183   $1.5625      *         *
     Fourth Quarter (10/1/99-12/31/99)  $6.3438   $2.3125      *         *

                1998
                ----
     First Quarter (1/1/98-3/31/98)     $1.625    $1.125    $.8125    $.4375
     Second Quarter (4/1/98-6/30/98)    $1.9375   $1.1875   $.875     $.50
     Third Quarter (7/1/98-9/30/98)     $1.50     $.75      $.6875    $.4375
     Fourth Quarter (10/1/98-12/31/98)  $2.625    $.50      $1.375    $.25

     As of February 29, 2000, there were approximately 345 record holders of ImaginOn common stock.

*  Warrants were redeemed June 7, 1999 and no longer trade.

                         DESCRIPTION OF CAPITAL STOCK

Common stock
------------

     We are authorized to issue up to 100,000,000 shares of common stock, $.01 par value per share. As of February 29, 2000, 44,409,684 shares were outstanding. All outstanding shares of common stock are fully paid and non-assessable, and all shares of common stock offered in the offering, when issued, will be fully paid and non-assessable. The holders of ImaginOn common stock:

     . have equal ratable dividends from funds legally available, when and if declared by our Board of Directors;

     . are entitled to share ratably in all our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of the affairs of ImaginOn;

     . do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and

     . are entitled to one vote per share on all matters on which stockholders may vote at all meetings of stockholders.

     The holders of our common stock do not have cumulative voting rights, which means that the holders of a majority of the outstanding shares represented at any stockholder meeting at which a quorum is present, voting for the election of directors, can elect all of the directors to be elected, if they so choose and, in such event the holders of the remaining shares will not be able to elect any of the directors.

     The number of shares of our common stock is subject to adjustment in each of the following cases:

     . stock dividend
     . declaration of dividends payable in cash while offering a right to purchase more common stock at the dividend price
     . stock split
     . combination of outstanding shares of common stock
     . issue or reclassify common stock
     . consolidation, merger, sale or lease of substantially all of our assets
     . capital reorganization or reclassification of common stock

Preferred Stock
---------------

     We are authorized to issue up to 5,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that adversely affect the voting powers or other rights of ImaginOn's Common Stockholders. Currently there are no shares of preferred stock issued or outstanding.

Warrants
--------

     The Warrants

     Each of the _______ warrants sold in this offering entitles its holder, commencing on the date of this prospectus, to purchase __ share of our common stock at an exercise price of $_____. The warrants expire three years after the date of this prospectus, unless extended by our board of directors in its sole discretion.

     The exercise price of the warrants is subject to adjustment upon the occurrence of certain events, including the issuance of dividends payable in common stock and subdivision or combinations of the common stock.

     If our common stock closes above 200% of the market price, which is the average of the fifteen closing bid prices over a 15 day trading period eight days before and seven days after closing, then the warrants shall become callable by us upon a ten business day written notice.

     Group F Warrant

     As part of the Series F Convertible Preferred Stock purchase agreement dated May 4, 1999 the purchaser of the Series F Convertible Preferred Stock also negotiated for a warrant that expires on May 3, 2003 to purchase 122,553 shares of common stock. The group F warrant exercise price is $2.8125, but is subject to adjustment in certain events including but not limited to the following:

     . amendment to our Certificate of Incorporation changing the designation of common stock or the rights, privileges, restrictions or conditions in respect of the common stock or division of common stock;

     . subdivision to our outstanding stock or declare a dividend or make any distribution to shareholders payable in common stock;

     . issue more than 100,000 share of common stock or options to purchase common stock or securities convertible into common stock with an exercise price less than the group F warrant exercise price either through a public or private placement but not including options granted pursuant to our Stock Option Plan or shares issued in an acquisition, or shares issuable pursuant to our convertible debentures; or

     . merger, consolidation, reorganization or sale of substantially all our assets.

     The number of common shares underlying the group F warrant is fixed prior to adjustment at 122,553 shares of common stock.

     Other Warrants

     All of our outstanding public warrants have been redeemed. As part of the Purchase Agreements dated December 30, 1999, Tail Wind Fund, Ltd., Resonance Ltd. and Southshore Capital Fund Limited also negotiated for warrants that expire on March 30, 2002 to purchase an aggregate of 899,213 shares of common stock. The exercise price of the warrants is $3.34, 125% of the market price.

     The warrants' exercise price is subject to adjustment in certain events including but not limited to the following:

     . subdivision of our outstanding stock or declare a dividend or make any distribution to shareholders payable in common stock;

     . issuance or sale in a financing transaction of: 1) any shares of common stock for a consideration per share less than the warrant exercise price on the date of issuance; or 2) any convertible securities into shares of common stock for which the conversion or exercise price is less than the warrant exercise price on the date of issuance.; or

     . the merger, consolidation, reorganization or sale of substantially all our assets.

     Pursuant to the Purchase Agreements dated December 30, 1999, Tail Wind Fund, Ltd., Resonance Ltd. and Southshore Capital Fund Limited may not own more than 19.9% of our issued and outstanding shares of common stock. We must redeem their excess shares at $3.2028, which is 120% of the per share purchase price of 2.669, as adjusted.

     In 1998, we issued warrants to purchase 725,000 shares of our common stock to Henry Fong and warrants to purchase 254,800 shares of our common stock to Barry Hollander. The warrants owned by Messrs. Fong and Hollander have varied exercise prices: 180,000 warrants with an exercise price of $1.42, 200,000 warrants with an exercise price of $1.70, 100,000 warrants with an exercise price of $1.98, 100,000 warrants with an exercise price of $2.27, 100,000 warrants with an exercise price of $2.55, 100,000 warrants with an exercise price of $2.83, 100,000 warrants with an exercise price of $3.54 and 100,000 warrants with an exercise price of $4.25. These warrants expire in 2003.

                                 UNDERWRITING

     Subject to the terms and conditions contained in an engagement agreement dated November 17, 1999, Ladenburg Thalmann & Co. Inc. has agreed to place the sale of units on a "best efforts" basis with no minimum offering.

     Ladenburg Thalmann & Co. Inc. is not committed to purchase any of the units, regardless of whether they do or do not successfully identify others to purchase the units, and Ladenburg Thalmann & Co. Inc. has advised us that they will not purchase any units for their own account or for any discretionary accounts that they manage.

     Ladenburg Thalmann & Co. Inc. will receive a commission of 5% of the gross offering price of the units sold by them, plus a 1% non-accountable expense allowance. Ladenburg Thalmann & Co. Inc. will also receive ____ warrants (equal to 5% of the number of units placed). We have also granted Ladenburg Thalmann & Co. Inc. a one-year right of first refusal to provide additional financing for us.

     We will pay the offering expenses, which we estimate will be approximately $________.

     We have agreed to indemnify Ladenburg Thalmann & Co. Inc. against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that Ladenburg Thalmann & Co. Inc. may be required to make in respect to any of those liabilities. These liabilities generally consist of damages which Ladenburg Thalmann & Co. Inc. may be required to pay in connection with, and expenses incurred in responding to or defending, claims which may be asserted against Ladenburg Thalmann & Co. Inc. and which arise out of or relate to the offer, purchase or sale of our common stock and warrants in this offering.

     Other than in the United States, no action has been taken by us or Ladenburg Thalmann & Co. Inc. that would permit the public offering of the shares of our common stock and warrants included in this offering in any jurisdiction where action for that purpose is required. The units included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any of these units be distributed or published in any jurisdiction, except under circumstances that will result in compliance with applicable rules and regulations of that jurisdiction. This prospectus is not an offer to sell or a solicitation of an offer to buy any units included in this offering in any jurisdiction where that would not be permitted or legal.

                                 LEGAL MATTERS

     Friedlob Sanderson Paulson & Tourtillott, LLC, Denver, Colorado, as our counsel, has issued an opinion as to the validity of the common stock and purchase warrants.

                                    EXPERTS

     Our financial statements included in this registration statement have been audited by Gelfond Hochstadt Pangburn, P.C., independent certified public accountants, for the periods and to the extent set forth in their report appearing in this registration statement. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the SEC a registration statement on Form S-1 to register the shares of common stock and warrants offered hereby. This prospectus is a part of that registration statement. As allowed by the SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to that registration statement. For further information with respect to us and the units offered hereby, reference is made the registration statement and the exhibits to that registration statement. Statements in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to that exhibit. Each statement in this prospectus relating to a contract or document filed as an exhibit to the registration statement is qualified by the filed exhibits. You can obtain a copy of the registration statement and the exhibits through the SEC, at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549, Seven World Trade Center, 13/th/ Floor, New York, New York, 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, or the SEC's website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges.

     We intend to furnish our stockholders annual reports containing financial statements audited by our independent auditors. We will also file annual, quarterly and current reports, proxy statements and other information with the SEC. You can also request copies of these documents, for a copying fee, by writing the SEC.

     Our common stock is traded as "SmallCap Market Securities" on the Nasdaq SmallCap Market. Material filed by us can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     You may request free copies of any filing by writing or telephoning us at our principal offices, which are located at the following address:

                                  1313 Laurel Street
                                  San Carlos, CA 94070
                                  (650) 596-9300
                                  Attn: Secretary

                         INDEX TO FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                            Page
                                                                            ----

Independent auditors' report                                                 F-1

Consolidated financial statements:

    Balance sheets                                                           F-2

    Statements of operations                                                 F-3

    Statements of shareholders' equity                                 F-4 - F-6

    Statements of cash flows                                           F-7 - F-8

    Notes to consolidated financial statements                        F-9 - F-22

                         INDEPENDENT AUDITORS' REPORT
                         -----------------------------



Board of Directors
ImaginOn, Inc.

We have audited the accompanying consolidated balance sheets of ImaginOn, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ImaginOn, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.



GELFOND HOCHSTADT PANGBURN, P.C.

Denver, Colorado
January 31, 2000, except for the second
  paragraph of Note 10, as to which the date is February 25, 2000

                        IMAGINON, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                          DECEMBER 31, 1999 AND 1998

                                    ASSETS
                                    ------

                                                                                 1999                        1998
                                                                         --------------------       --------------------
Current assets:
   Cash                                                                  $          4,959,694       $             10,874
   Receivable from sale of common stock (Note 8)                                    2,000,000
   Accounts receivable, less allowance for
     doubtful accounts of $19,400 (Note 5)                                             59,371
   Inventories                                                                         21,504
   Prepaid expenses and other                                                          49,632                     13,158
                                                                         --------------------       --------------------
          Total current assets                                                      7,090,201                     24,032
                                                                         --------------------       --------------------
Furniture and equipment, net (Note 2)                                                 159,734                     11,811
Intangible and other assets, net (Note 2)                                           2,094,341                      4,400
                                                                         --------------------       --------------------
                                                                                    2,254,075                     16,211
                                                                         --------------------       --------------------

                                                                         $          9,344,276       $             40,243
                                                                         ====================       ====================
                LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
                ----------------------------------------------

Current liabilities:
   Accounts payable                                                      $            601,683       $            188,279
   Accrued expenses                                                                   437,479                    192,953
   Notes payable, related parties (Note 4)                                                                     1,490,769
                                                                         --------------------       --------------------
          Total liabilities (all current)                                           1,039,162                  1,872,001
                                                                         --------------------       --------------------

Commitments and contingencies (Notes 3, 6 and 8)

Shareholders' equity (deficit) (Notes 8 and 10):
   Preferred stock, $0.01 par value; 5,000,000 shares
     authorized: Series F convertible preferred stock;
     2,000 shares issued and outstanding                                            1,865,000
   Common stock, $0.01 par value; 50,000,000 shares
     authorized; 44,124,178 shares issued and
     outstanding                                                                      441,241                    851,953
   Warrants and options                                                             1,641,579                    397,909
   Capital in excess of par                                                        14,485,996
   Accumulated deficit                                                            (10,128,702)                (3,081,620)
                                                                         --------------------       --------------------
          Total shareholders' equity (deficit)                                      8,305,114                 (1,831,758)
                                                                         --------------------       --------------------

                                                                         $          9,344,276       $             40,243
                                                                         ====================       ====================

                See notes to consolidated financial statements.

                        IMAGINON, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                              1999                1998                  1997
                                                       ---------------       ---------------      ---------------
Revenues                                               $       339,790       $           880      $         4,665
Cost of revenues                                               198,001                    29                1,035
                                                       ---------------       ---------------      ---------------

Gross profit                                                   141,789                   851                3,630
                                                       ---------------       ---------------      ---------------

Operating expenses:
    Research and development                                 1,117,265               906,256              547,531
    Sales and marketing                                      2,829,535               440,967              208,588
    General and administrative                               3,256,220               309,813              117,745
    Consulting fees, related parties (Note 6)                  135,000
                                                       ---------------       ---------------      ---------------

Total operating expenses                                     7,338,020             1,657,036              873,864
                                                       ---------------       ---------------      ---------------

Loss from operations                                        (7,196,231)           (1,656,185)            (870,234)
                                                       ---------------       ---------------      ---------------

Other income (expense):
    Interest expense, related parties (Note 4)                    (905)              (78,079)             (76,278)
    Interest income                                            122,191                   310
    Other                                                       27,863                (6,248)
                                                       ---------------       ---------------      ---------------

                                                               149,149               (84,017)             (76,278)
                                                       ---------------       ---------------      ---------------

Net loss                                                    (7,047,082)           (1,740,202)            (946,512)

Amortization of discount on preferred
 stock (Note 8)                                             (1,255,319)
Series F preferred stock dividend (Note 8)                    (297,868)
Series E preferred stock dividend (Note 8)                     (42,000)
                                                       ---------------       ---------------      ---------------

Net loss applicable to common shareholders             $    (8,642,269)      $    (1,740,202)     $      (946,512)
                                                       ===============       ===============      ===============

Basic and diluted loss per common share                $          (.22)      $          (.08)     $          (.06)
                                                       ===============       ===============      ===============

Weighted average number of common
 shares outstanding                                         39,006,214            20,483,093           15,534,969
                                                       ===============       ===============      ===============


                See notes to consolidated financial statements.

                       IMAGINON, INC., AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

                 YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                       Series D, E and F
                                                          convertible
                                                        preferred stock                                   Common Stock
                                               -----------------------------------              ---------------------------------
                                                  Shares                  Amount                  Shares                 Amount
                                               -----------             -----------              ----------             ----------
Balances, January 1, 1997                                                                        9,033,332             $   90,333

Issuance of common stock                                                                         9,593,398                 95,934

Issuance of common stock, net of issuance
costs of $19,686                                                                                   479,670                  4,797

Issuance of common stock to employees in
payment of an earned bonus                                                                          67,750                    678

Exercise of warrants                                                                               121,950                  1,220

Exercise of common stock warrants in
exchange for notes payable                                                                         154,573                  1,546

Issuance of warrants to purchase shares of common stock, net

Net loss
                                                                       -----------              ----------             ----------

Balances, December 31, 1997                                                                     19,450,673                194,508

Issuance of common shares and warrants for
cash, net of issuance cost of $348,438                                                           1,138,200                 11,382

Issuance of common shares to employees in
payment of an earned bonus                                                                         135,500                  1,355

Issuance of common shares in payment of
accounts payable                                                                                    23,742                    237

Repurchase of common shares                                                                       (542,000)                (5,420)



                                                                         Captial                                          Total
                                                Warrants                in excess                                     shareholders'
                                               and options                of par                 Deficit                 equity
                                               -----------             -----------             -----------             ----------


Balances, January 1, 1997                                              $   (87,000)            $  (394,906)            $ (391,573)

Issuance of common stock                                                   435,066                                        531,000

Issuance of common stock, net of issuance
costs of $19,686                                                           166,767                                        171,564

Issuance of common stock to employees in
payment of an earned bonus                                                   3,072                                          3,750

Exercise of warrants                                                         5,530                                          6,750

Exercise of common stock warrants in
exchange for notes payable                                                   7,010                                          8,556

Issuance of warrants to purchase shares of
common stock, net                              $    72,158                                                                 72,158

Net loss                                                                                          (946,512)              (946,512)
                                               -----------             -----------             -----------             ----------

Balances, December 31, 1997                         72,158                 530,445              (1,341,418)              (544,307)

Issuance of common shares and warrants for
cash, net of issuance cost of $348,438             313,353                 165,180                                        489,915

Issuance of common shares to employees in
payment of an earned bonus                                                  61,145                                         62,500

Issuance of common shares in payment of
accounts payable                                                            10,714                                         10,951

Repurchase of common shares                                               (119,580)                                      (125,000)


                                  (Continued)

                       IMAGINON, INC., AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                 Series D, E and F
                                                                    convertible
                                                                  preferred stock                              Common stock
                                                        ------------------------------------          ------------------------------
                                                           Shares                   Amount              Shares            Amount
                                                        -----------               ----------         -----------      --------------
Issuance of warrants to purchase common shares
in connection with a bridge financing

Issuance of options to a consultant

Net loss
                                                        -----------               ----------         -----------      --------------
Balances, December 31, 1998                                                                           20,206,115            202,062

Issuance of shares in connection with acquisition
of ImaginOn.com, Inc.                                         3,000               $1,570,000          16,000,602            160,006

Exercise of 4,075,065 warrants at exercise prices
between $.055 and $2.10 per share                                                                      4,075,065             40,751

Issuance of common shares to employees
in payment of an earned bonus                                                                            183,330              1,833

Issuance of shares of common stock in
connection with acquisition of Network
Specialists, Inc.                                                                                        260,000              2,600

Issuance of  shares of common stock in  cashless
conversion of 119,060 warrants to purchase
common stock                                                                                              88,540                885

Exercise of stock options                                                                                152,950              1,529

Amortization of Series D, E and F preferred
stock beneficial conversion feature                                                1,255,319




                                                                                   Capital                                Total
                                                         Warrants                 in excess                            shareholders'
                                                        and options                 of par             Deficit            equity
                                                        -----------               ----------         -----------      --------------
Issuance of warrants to purchase common shares
in connection with a bridge financing
                                                             12,398                                                          12,398
Issuance of options to a consultant
                                                                                       1,987                                  1,987
Net loss                                                                                              (1,740,202)        (1,740,202)
                                                        -----------               ----------         -----------      --------------

Balances, December 31, 1998                                 397,909                  649,891          (3,081,620)        (1,831,758)

Issuance of shares in connection with acquisition
of ImaginOn.com, Inc.                                       394,200                2,574,915                              4,699,121

Exercise of 4,075,065 warrants at exercise prices
between $.055 and $2.10 per share                          (757,177)               4,562,527                              3,846,101

Issuance of common shares to employees
in payment of an earned bonus                                                        843,789                                845,622

Issuance of shares of common stock in
connection with acquisition of Network
Specialists, Inc.                                                                  1,399,320                              1,401,920

Issuance of  shares of common stock in  cashless
conversion of 119,060 warrants to purchase
common stock                                                                            (885)

Exercise of stock options                                                              6,679                                  8,208

Amortization of Series D, E and F preferred
stock beneficial conversion feature                                               (1,255,319)



                See notes to consolidated financial statements.

                       IMAGINON, INC., AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                  Series D, E and F
                                     convertible
                                   preferred stock                Common stock
                              ------------------------        -------------------
                                                                                               Warrants
                               Shares         Amount             Shares      Amount           and options
                              --------     -----------         ---------   ---------          -----------
Issuance of shares of
common stock in exchange
for 490 shares of Series
E preferred stock                 (490)       (419,768)           165,410      1,654              418,114

Issuance of shares of
common stock in
connection with
acquisition of Imagine
Digital Productions I,
Inc.                                           305,000                         3,050              664,290

Issuance of shares of
Series F preferred stock         4,000       3,474,681                                            175,319

Redemption of Series D and
E preferred stock               (2,510)     (2,150,232)                                           891,872

Redemption of 74,823
warrants at $.05 each                                                                             (15,773)

Repurchase and retirement
of shares of previously
issued common stock                             45,045                           450

Proceeds received from
Section 16c transaction                                                                           168,988

Issuance of stock options
to employees and others
in payment of an earned
bonus and for services                                                                            272,500

Conversion of Series F
preferred stock to shares
of common stock                 (2,000)     (1,865,000)           858,851      8,588

Issuance of common stock
and warrants, net of
issuance cost of $280,000    1,873,360          18,733          1,349,920  3,351,347

Net loss
                              --------     -----------         ----------   --------          -----------
Balances, December 31, 1999      2,000     $ 1,865,000         44,124,178   $441,241          $ 1,641,579
                              ========     ===========         ==========   ========          ===========

                                  Capital                                  Total
                                 in excess                              Shareholders'
                                  of par             Deficit               equity
                                -----------       ------------          -------------
Issuance of shares of
common stock in exchange
for 490 shares of Series
E preferred stock                   418,114

Issuance of shares of
common stock in
connection with
acquisition of Imagine
Digital Productions I,
Inc.                                664,290                                   667,340

Issuance of shares of
Series F preferred stock            175,319                                 3,650,000

Redemption of Series D and
E preferred stock                   891,872                                (3,042,104)

Redemption of 74,823
warrants at $.05 each                12,031                                    (3,742)

Repurchase and retirement
of shares of previously
issued common stock                  49,550                                   (50,000)

Proceeds received from
Section 16c transaction             168,988                                   168,988

Issuance of stock options
to employees and others
in payment of an earned
bonus and for services                                                        272,500

Conversion of Series F
preferred stock to shares
of common stock                   1,856,412

Issuance of common stock
and warrants, net of
issuance cost of $280,000         3,351,347                                 4,720,000

Net loss                                            (7,047,082)            (7,047,082)
                                -----------       ------------          -------------
Balances, December 31, 1999     $14,485,996       $(10,128,702)         $   8,305,114
                                ===========       ============          =============



                        IMAGINON, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                   1999                    1998                  1997
                                                           ------------------      ------------------      ----------------
Cash flows from operating activities:
  Net loss                                                 $       (7,047,082)     $       (1,740,202)     $       (946,512)
                                                           ------------------      ------------------      ----------------
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Depreciation and amortization                                     682,304                  17,526                 7,809
    Provision for losses on accounts receivable                        25,300
    Warrants issued for interest expense                                                       12,398                65,544
    Stock-based compensation expense                                1,118,122                  75,438                 3,750
    Changes in operating assets and liabilities,
     net of effects of business acquisitions:
      Increase in accounts receivable                                 (76,081)
      Increase in inventories                                         (12,836)
      Increase in prepaid expenses and other                          (27,997)                 (9,124)               (4,034)
      Decrease (increase) in loans to officers                                                 10,045               (10,045)
      Increase in other assets                                                                 (4,400)
      (Decrease) increase in accounts payable                        (185,055)                 18,411               151,999
      Increase (decrease) in accrued expenses                         244,526                 116,729              (284,209)
                                                           ------------------      ------------------      ----------------

          Total adjustments                                         1,768,283                 237,023               (69,186)
                                                           ------------------      ------------------      ----------------

Net cash used in operating activities                              (5,278,799)             (1,503,179)           (1,015,698)
                                                           ------------------      ------------------      ----------------
Cash flows from investing activities:
    Cash paid for business acquisitions,
     net of cash acquired                                            (337,485)
    Capital expenditures                                             (111,897)                (16,100)              (21,046)
                                                           ------------------      ------------------      ----------------

Net cash used in investing activities                                (449,382)                (16,100)              (21,046)
                                                           ------------------      ------------------      ----------------

Cash flows from financing activities:
    Bank overdraft                                                                             (1,587)               (1,684)
    Proceeds from notes payable and
     advances (Note 4)                                              3,160,420               1,185,254               332,500
    Payments on notes payable                                         (60,870)               (143,429)              (10,000)
    Redemption of preferred stock and warrants                     (3,095,846)
    Proceeds from issuance of common and
      preferred stock, the exercise of options
      and warrants, and other                                      10,673,297                 489,915               715,928
                                                           ------------------      ------------------      ----------------

Net cash provided by financing activities                          10,677,001               1,530,153             1,036,744
                                                           ------------------      ------------------      ----------------


                                  (Continued)

                        IMAGINON, INC. AND SUBSIDIARIES

                 YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

                                                                           1999                    1998                   1997
                                                                     -----------------       ----------------       ----------------
Net increase in cash                                                         4,948,820                 10,874                      -
Cash, beginning                                                                 10,874                      -                      -
                                                                     -----------------       ----------------       ----------------

Cash, ending                                                         $       4,959,694       $         10,874                      -
                                                                     =================       ================       ================

Supplemental disclosure of cash flow information:
    Cash paid for interest                                           $           5,388       $         17,141                  1,210
                                                                     =================       ================       ================
    Cash paid for taxes                                              $               -       $          3,593                      -
                                                                     =================       ================       ================

Supplemental disclosure of non-cash investing and
 financing activities:
    Purchase of Network Specialists, Inc., net of cash acquired:
      Fair value of assets acquired                                  $         115,000
      Intangible assets                                                      1,600,000
      Liabilities assumed                                                     (100,000)
      Fair value of common stock issued                                     (1,402,000)
                                                                     -----------------
       Cash paid, net of cash acquired                               $         213,000
                                                                     =================

    Purchase of Imagine Digital Productions I, Inc.,
     net of cash acquired:
      Fair value of assets acquired                                  $          27,000
      Intangible assets                                                      1,010,000
      Liabilities assumed                                                     (245,000)
      Fair value of common stock issued                                       (667,000)
                                                                     -----------------
       Cash paid                                                     $         125,000
                                                                     =================

Receivable from sale of common stock                                 $       2,000,000
                                                                     =================

Conversion of warrants to common stock                               $             885
                                                                     =================

Accrual of common stock issuance costs                               $         280,000
                                                                     =================

Common stock issued in connection with the
 Company's merger with ImaginOn.com, Inc.                            $       4,669,121
                                                                     =================

Issuance of warrants to purchase common stock                                                $        325,751       $         72,158
                                                                                             ================       ================

Exercise of common stock warrants in exchange
 for note payable                                                                                                   $          8,556
                                                                                                                    ================


                See notes to consolidated financial statements.

                        IMAGINON, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

1.   Organization and basis of presentation:

     ImaginOn, Inc. and subsidiaries (the "Company") develops, manufactures, and markets consumer software and Internet-related products, including broadband Internet television systems. The Company also provides Internet connection services to commercial and private users in the San Francisco Bay area.

     On January 20, 1999, the Company, formerly known as California Pro Sports,
       Inc., completed a merger with ImaginOn.com, Inc. ("ImaginOn.com") of San Carlos, California, a privately held company formed in March 1996. At closing, ImaginOn.com's shareholders received approximately 60% of the outstanding post-merger common stock of the Company (20,206,115 shares) in exchange for their ImaginOn.com common stock. The transaction has been recorded as an acquisition of ImaginOn, Inc. by ImaginOn.com, and a recapitalization of ImaginOn.com.

     The accompanying consolidated financial statements include the accounts of ImaginOn, Inc., previously ImaginOn.com, and its wholly-owned subsidiaries, ImaginOn Network Specialists, Inc. and ImaginOn Digital Productions, Inc. (Note 3). Intercompany transactions have been eliminated in consolidation.

     Prior to the fourth quarter of 1999, the Company considered itself to be a development stage Company, and was engaged primarily in research and development activities, raising capital, acquiring businesses, and recruiting personnel. In the fourth quarter of 1999, the Company began selling its broadband Internet television software system, which it developed in conjunction with technologies and resources obtained in part through its business acquisitions. The Company also completed a $5,000,000 private placement of its common stock and warrants (Note 8). As a result of these events, beginning in the fourth quarter of 1999, the Company no longer considers itself to be a development stage company.

     Since inception, the Company has incurred significant operating losses.
       The ability of the Company to successfully carry out its business plan is primarily dependent upon its ability to generate significant revenues and cash flows through the future sales of its products. The Company believes that as a result of the 1999 events described above, and through the continuation of its plans and strategies, the Company will be able to generate sufficient cash flows to enable it to fund operations during the year ending December 31, 2000.


2.   Significant accounting policies:

     Use of accounting estimates in financial statement preparation:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates, and it is reasonably possible that significant changes could occur in the near term.

     Inventories:

     Inventories consist primarily of internally-produced computer software products and are valued at the lower of cost (first-in, first-out) or market value. Inventory costs include product materials.

                        IMAGINON, INC. AND SUBSIDIARIES

                  YEAR ENDED DECEMBER 31, 1999, 1998 AND 1997



2.   Significant accounting policies (continued):

     Furniture, equipment and depreciation:

     Furniture and equipment are stated at cost and consist of the following at December 31, 1999 and 1998:

                                                    1999        1998
                                                ----------   ----------

          Furniture and fixtures                $   45,421
          Equipment                                282,286   $   37,146
                                                ----------   ----------
                                                   327,707       37,146

          Less accumulated depreciation            167,973      (25,335)
                                                ----------   ----------

                                                $  159,734   $   11,811
                                                ----------   ----------

     Depreciation is provided by use of accelerated and straight-line methods over the estimated useful lives (1 to 7 years) of the related assets.

     Software development costs:

     Software development costs have been accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. Under SFAS No. 86, software development costs may be capitalized once the technological feasibility of the project is established and until a point at which the products are generally available for sale. The amount of software development costs that may be capitalized is subject to limitations based on the net realizable value of the potential product. To date, the period between achieving technological feasibility of the Company's products and the general availability of the products has been short. Software development costs qualifying for capitalization have, consequently, been immaterial. Accordingly, the Company has not capitalized any software development costs and has instead charged all such costs to research and development expense.

     Intangible and other assets:

     Intangible and other assets consist of the following at December 31, 1999 and 1998:

                                                    1999        1998
                                                ----------   ----------

          Goodwill                              $2,610,000
          Trademark and license costs              100,000
          Deposits and other                        11,882   $    4,400
                                                ----------   ----------
                                                 2,721,882        4,400
          Less accumulated amortization            627,541            -
                                                ----------   ----------

                                                $2,094,341   $    4,400
                                                ==========   ==========

                        IMAGINON, INC. AND SUBSIDIARIES

                  YEAR ENDED DECEMBER 31, 1999, 1998 AND 1997


2.   Significant accounting policies (continued):

     Intangible and other assets (continued):

     Goodwill represents the cost of the Company's investments in subsidiaries in excess of the net tangible assets acquired, and is amortized on the straight-line method over three years. Trademark and license costs are related to perpetual license agreements for a sporting goods product, and are amortized on the straight-line method over 12 years; royalty income was approximately $25,000 in 1999, and is included in other income in the consolidated statement of operations.

     Management assesses the carrying value of intangible and other long-lived assets for impairment when circumstances warrant such a review, primarily by comparing current and projected sales, operating income and annual cash flows on an undiscounted basis, with the related annual amortization expenses. Based on its review, management does not believe that any impairment has occurred as of December 31, 1999.

     Revenue recognition:

     The Company currently derives its revenues from software sales, software license fees, Internet and customer service contracts, and other support services. Revenues from the sale of software and software licenses are generally recorded at the time of delivery to the customer and when no significant obligations remain related to implementation. Internet service revenue is recognized monthly, as Internet access is provided to customers on a monthly basis. Revenue from post-sales customer support contracts are recognized ratably over the term of the agreement, typically one year. Customer advances and billed amounts due from customers in excess of revenue recognized are recorded as deferred revenue.

     In 1999, the Company adopted the American Institute of Certified Public
       Accountants' Statement of Position ("SOP") 97-2, Software Revenue Recognition, which requires companies to defer revenue and profit recognition unless four required criteria of a sale are met. In addition, SOP 97-2 requires that revenue recognized from software arrangements be allocated to each element of the arrangement based on the relative fair values of the elements such as products, upgrades, enhancements, post-contract customer support, installation, or training. The adoption of SOP 97-2 did not have a material effect on the Company's financial position or results of operations.

     Fair value of financial instruments:

     The carrying amounts of the Company's cash, receivables, accounts payable and accrued expenses approximate fair values due to the short maturities of these instruments.

     Research and development expense:

     Costs related to research, design, and development of products are charged to operations as incurred.

                        IMAGINON, INC. AND SUBSIDIARIES

                  YEAR ENDED DECEMBER 31, 1999, 1998 AND 1997


2.   Significant accounting policies (continued):

     Advertising:

     Costs related to advertising and promotion of products are charged to sales and marketing expense as incurred. Advertising and promotion costs were approximately $778,000, $79,000 and $115,000 in 1999, 1998 and 1997,
       respectively.

     Net loss per share:

     Basic loss per share is computed by dividing net loss applicable to common shareholders by the weighted-average number of common shares outstanding for the year. In arriving at net loss applicable to common shareholders, amortization of the beneficial conversion features related to the preferred stock and dividends on the preferred stock (Note 8) increased this amount. Diluted loss per share reflects the potential dilution that could occur if dilutive securities and other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company, unless the effect is to reduce a loss or increase earnings per share. The Company had no potential common stock instruments which would result in diluted loss per share in 1999, 1998 and 1997. At December 31, 1999, 1998 and 1997, the total number of common shares issuable under the exercise of outstanding options and warrants and upon the conversion of convertible preferred stock was 3,984,731, 7,540,433 and 1,721,844 respectively.

     Stock-based compensation:

     SFAS No. 123, Accounting for Stock-Based Compensation, defines a fair-value-based method of accounting for stock-based employee compensation plans and transactions in which an entity issues its equity instruments to acquire goods or services from non-employees, and encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value.

     The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25") and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

     Comprehensive income:

     SFAS No. 130, Reporting Comprehensive Income, establishes requirements for disclosure of comprehensive income which includes certain items previously not included in the statements of operations, including minimum pension liability adjustments and foreign currency translation adjustments, among others. During the years ended December 31, 1999, 1998 and 1997 the Company had no items of comprehensive income.

                        IMAGINON, INC. AND SUBSIDIARIES

                  YEAR ENDED DECEMBER 31, 1999, 1998 AND 1997


2.   Significant accounting policies (continued):

     Recently issued accounting standards:

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133,
       Accounting for Derivative Instruments and Hedging Activities. This statement, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. Currently, the Company does not have any derivative financial instruments and does not participate in hedging activities. Therefore, management believes that SFAS No. 133 will not have an impact on its financial position or results of operations.

     Reclassifications:

     Certain amounts reported in the 1998 and 1997 financial statements have been reclassified to conform to the 1999 presentation.

3.   Business acquisitions:

     On March 8, 1999, the Company acquired Network Specialists, Inc., a San
       Francisco, California Internet service provider company, through its subsidiary ImaginOn Network Specialists, Inc. ("INOW"), for $213,000 cash (net of cash acquired) and 260,000 shares of the Company's common stock valued at approximately $1,402,000.

     Effective July 1, 1999, the Company acquired Imagine Digital Productions
       I, Inc. ("IDP"), a multi-media production studio and publishing company, through its subsidiary ImaginOn Digital Productions, Inc., for $125,000 cash, a $200,000 payable (paid in October 1999), and 305,000 shares of the Company's common stock valued at approximately $667,000. The Company agreed to issue as contingent consideration, up to 105,000 shares of the Company's common stock on June 30, 2000, subject to IDP's satisfaction of certain performance criteria, as defined.

     Each acquisition was accounted for as a purchase, and the results of operations of INOW and IDP are included in the Company's consolidated statement of operations from the date of each acquisition. The total purchase price of each acquisition was allocated to the assets and liabilities acquired based on their estimated fair values, including total goodwill of approximately $2,610,000.

     The following unaudited pro forma financial information for the years ended
       December 31, 1999 and 1998, gives effect to the acquisitions as if they had occurred at the beginning of each respective period:

                                                        1999           1998
                                                    ------------   ------------

         Revenue                                   $    465,000    $    542,000
         Net loss                                  $ (7,113,000)   $ (1,842,000)
         Net loss applicable to common
          shareholders                             $  (8,708,000)  $ (1,842,000)
         Basic and diluted loss per common share   $        (.22)  $       (.09)
         Shares used in per share calculation         39,205,309     21,048,093

                        IMAGINON, INC. AND SUBSIDIARIES

                  YEAR ENDED DECEMBER 31, 1999, 1998 AND 1997


3.   Business acquisitions (continued):

     The unaudited pro forma financial information above does not purport to represent the results which would actually have been obtained if the acquisitions had been in effect during the periods covered, or any future results which may in fact be realized.

4.   Notes payable:

     Prior to the Company's January 20, 1999 merger with ImaginOn.com,
       ImaginOn.com partly funded its operations through the issuance of 10%, 90-day notes payable to related parties. At December 31, 1998, notes payable totaling $60,870 were due to the President of ImaginOn.com and to a former officer/shareholder of the Company. These notes were paid in 1999. In addition, prior to the January 1999 merger, ImaginOn, Inc. advanced ImaginOn.com cash. At December 31, 1998, these advances totaled approximately $1,430,000, and additional advances of approximately $3,160,000 were made through the date of the merger. Interest at 9% was charged on these advances, and accrued interest totaled approximately $44,000 at December 31, 1998. The advances and related accrued interest between the Company and ImaginOn.com eliminated in consolidation subsequent to January 20, 1999.

5.   Sale of the Company's investment in USA Skate Corporation:

     In 1998, two former officers/shareholders of the Company agreed to purchase all of the shares of USA Skate Corporation (an inactive subsidiary of California Pro Sports, Inc. at January 20, 1999) that were owned by the Company for $90,000. The purchase price was based on the net book value of the Company's investment in Skate Corp. at the time of the agreement. The sale of Skate Corp. was completed and the Company received the $90,000 in January 1999. The transaction did not result in any gain or loss to the Company. At December 31, 1999, the Company has an non-related receivable of $19,900 from USA Skate Corporation which is unsecured and due on demand.

6.   Commitments and contingencies:

     Leases:

     The Company leases office space under non-cancelable operating lease agreements expiring at various dates through 2007. Certain lease agreements provide for annual incremental rent increases of 5%.

                        IMAGINON, INC. AND SUBSIDIARIES

                  YEAR ENDED DECEMBER 31, 1999, 1998 AND 1997


6.   Commitments and contingencies (continued):

     Leases (continued):

     Future minimum lease payments under operating leases are as follows:

             Year ending
             December 31,
            --------------

                 2000                             $  114,000
                 2001                                 91,000
                 2002                                 95,000
                 2003                                 99,000
                 2004                                 37,000
              Thereafter                             102,000
                                                  ----------

                                                  $  538,000
                                                  ==========

     Total rent expense for 1999, 1998 and 1997 was approximately $79,000, $32,700 and $7,800, respectively.

     License agreement:

     In 1996, the Company entered into a non-exclusive, royalty-bearing, perpetual worldwide license agreement with a company to use and distribute certain licensed technology. The Company is to pay royalties equal to 3% of gross revenue, as defined, for products distributed which utilize this technology. No royalties were incurred under this agreement in 1999, 1998 and 1997.

     Consulting fees, related parties:

     During 1999, the Company incurred $135,000 of consulting fees to two former officers/shareholders of the Company. These consulting services were terminated in October 1999.

     Litigation:

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse impact either individually or in the aggregate on consolidated results of operations, financial position or cash flows of the Company.

7.   Income taxes:

     The Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. Under this method, deferred tax financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

                        IMAGINON, INC. AND SUBSIDIARIES

                  YEAR ENDED DECEMBER 31, 1999, 1998 AND 1997


7.   Income taxes (continued):

     The following is a summary of the Company's deferred tax assets and liabilities at December 31, 1999 and 1998:

                                                        1999           1998
                                                   -------------   ------------
      Deferred tax assets:
        Net operating loss carryforward            $   7,839,000   $    978,000
        Intangible assets                                186,000
        Tax credits and other                             77,000        356,000
                                                   -------------   ------------
                                                       8,102,000      1,334,000
      Valuation allowance for deferred tax assets     (8,102,000)    (1,334,000)
                                                   -------------   ------------

                                                   $           -   $          -
                                                   =============   ============

     Net operating loss carryforwards of approximately $20,100,000 are available to offset future taxable income, if any, through 2019. The net operating loss carryforwards may be subject to certain limitations due to the merger with ImaginOn.com, the IDP and INOW acquisitions, and other transactions. A valuation allowance has been provided to reduce the deferred tax assets, as realization of the assets is not assured.

8.   Shareholders' equity:

     Issuance of common stock prior to the January 20, 1999 merger:

     At December 31, 1998, ImaginOn, Inc. had 13,434,731 shares of common stock outstanding and 1,630 shares of Series B and C ("Series B/C") convertible preferred stock outstanding. In January 1999, prior to the merger, the preferred shares were converted into 1,879,626 shares of common stock. In January 1999, an additional 39,845 shares of common stock were issued to the Series B/C shareholders as a penalty for not completing a registration statement within an agreed upon time period. The Company recorded an expense of $81,500 based upon the market value of the shares issued.

     In January 1999, the Company issued 125,000 shares of common stock to a third-party consultant who performed services in connection with the Series B/C and Series D and E preferred stock issuances. In addition, the Company issued 521,400 shares of common stock in connection with the exercise of options at $1.00 per share.

     As a result of these transactions, ImaginOn, Inc. had 16,000,602 shares of common stock outstanding at the date of the merger with ImaginOn.com.

     Issuance of common stock subsequent to the January 20, 1999 merger:

     During 1999 the Company issued 4,075,065 shares of common stock upon the exercise of 4,075,065 options at exercise prices from $.055 to $2.10 per share. The total net proceeds the Company received was $3,846,101. In addition, the Company issued 183,330 shares of common stock as bonuses granted to employees, and recognized $845,622 of expense, which was calculated based upon the market value of the common stock issued at the date of the grant.

                        IMAGINON, INC. AND SUBSIDIARIES

                  YEAR ENDED DECEMBER 31, 1999, 1998 AND 1997


8.   Shareholders' equity (continued):

     Issuance of common stock subsequent to the January 20, 1999 merger
       (continued):

     In connection with the acquisitions of INOW and IDP, in March 1999, the Company issued 260,000 shares of common stock valued at $1,401,920 to the former shareholders of Network Specialists, Inc., and in July 1999, the Company issued 305,000 shares of common stock valued at $667,340 to the former shareholders of Imagine Digital Production I, Inc. The values of the shares issued were based on the market value of the common stock at the respective dates of issuance.

     During 1999, the Company issued 88,540 shares of common stock upon a cashless exercise of 119,060 warrants. During 1999, the Company also repurchased and retired 45,045 shares of previously issued common stock for $50,000 and issued 152,950 shares of common stock upon the exercise of stock options.

     On December 30, 1999, the Company issued 1,873,360 shares of common stock and warrants to purchase an additional 749,344 shares of common stock for $5,000,000. The Company received $3,000,000 on December 30, 1999, and received the remaining $2,000,000 on January 3, 2000. In connection with this transaction, the Company incurred $280,000 of issuance costs which were paid in January 2000 and which have been recorded as a liability at December 31, 1999. The warrants are exercisable immediately, provide for the purchase of 749,344 shares of common stock at an exercise price of $3.34 per share, and expire in March 2002.

     In connection with the December 30, 1999, issue of common stock and warrants, the Company entered into a registration rights agreement, which provides that the Company will use its best efforts to register the common stock issued and common stock underlying the warrants within a specified time period. If a registration of these shares is not completed within the specified time period, the Company may be subject to contingent payments of 2% of the purchase price of the stock and warrants, per month, as defined.

     Series D/E preferred stock:

     In January 1999, prior to the merger, the Company completed private placements whereby the Company received net proceeds of $2,570,000 for the purchase of 1,500 shares each of Series D and E convertible preferred stock (the "Series D/E Stock") at a price of $1,000 per share. The Series D/E Stock was convertible at the option of the holder at any time after 90 days from the closing date into a number of shares of common stock equal to the lower of $1,000 divided by 75% of the average closing bid price of the common stock for the five trading days immediately prior to the conversion date, or 120% of the market price on the day of closing.

     In connection with the placement of the Series D/E Stock, the Company issued warrants to purchase 300,000 shares of common stock to financial advisors that assisted with the placements. The warrants are exercisable at $7.28 per share (120% of the market price, as defined in the agreement, of the common stock at the date of issuance). These warrants expire in January 2004.

     The conversion feature was "in the money" at the date of issue (a
       "beneficial conversion feature"). The Company allocated $1,000,000 of the proceeds, equal to the intrinsic value of the beneficial conversion feature, to capital in excess of par. During 1999, the entire amount of the beneficial conversion feature was amortized to preferred stock.

                        IMAGINON, INC. AND SUBSIDIARIES

                  YEAR ENDED DECEMBER 31, 1999, 1998 AND 1997


8.   Shareholders' equity (continued):

     Issuance of common stock subsequent to the January 20, 1999 merger
       (continued):

     Series D/E preferred stock (continued):

     During 1999, 490 shares of Series E preferred stock were converted into 165,410 shares of common stock. The remaining shares of Series D/E Stock were redeemed in 1999 at 120% of face value plus unpaid dividends of $42,000 for a total redemption of approximately $3,042,000.

     Series F convertible preferred stock:

     In May 1999, the Company issued 4,000 shares of 12%, Series F convertible preferred stock (the "Series F Stock") for $3,650,000 (net of offering costs) at a price of $1,000 per share. The Series F Stock is convertible at the option of the holder at any time after 180 days from the closing date into a number of shares of common stock equal to the lower of 125% of the five-day average closing bid price of the Company's common stock immediately preceding the closing date, or 94% of the low five-day average closing bid price of the Company's common stock for the 22 consecutive trading days prior to the trading day on which the notice of conversion is sent by the preferred shareholders.

     The Series F Stock is subject to a registration rights agreement which provides that the Company will use its best efforts to register the common stock issued and common stock underlying the warrants within a specified time period. If a registration of these shares is not completed within the specified time period, the Company may be subject to contingent payments of 2% of the purchase price of the stock, per month, as defined.

     In connection with the Series F Stock placement, warrants to purchase
       122,553 shares of common stock were issued with an exercise price of the warrants equal to the lesser of 110% of the closing bid price of the common stock on the closing date, or 100% of the closing bid price of the common stock on the date the convertible preferred shares are redeemed, or 100% of the closing bid price of the common stock on the first trading day after the Company has filed a registration statement covering the shares of common stock to be issued upon conversion of the Series F Stock and exercise of the warrants.

     In December 1999, 2000 shares of the Series F Stock were converted into
       858,851 shares of common stock. Dividends on the Series F Stock through December 31, 1999, were approximately $298,000.

     The conversion feature was "in the money" at the date of issue (a
       "beneficial conversion feature"). The Company allocated $255,319 of the proceeds, equal to the intrinsic value of the beneficial conversion feature to capital in excess of par. During 1999, the entire amount of the beneficial conversion feature was amortized to preferred stock.

                        IMAGINON, INC. AND SUBSIDIARIES

                  YEAR ENDED DECEMBER 31, 1999, 1998 AND 1997


8.   Shareholders' equity (continued):

     Stock options:

     The Company has two stock option plans, the 1994 Stock Option Plan (the
       "1994 Plan") and the 1997 Stock Option Plan (the "1997 Plan"), both of which provide for the issuance to employees, officers, directors, and consultants of the Company options to purchase up to 2,910,000 shares of common stock. Options may be granted as incentive stock options or as non-statutory options. Only employees are eligible to receive incentive options. For options that are granted, the exercise period may not exceed ten years.

     Under the 1994 Plan, the exercise price for incentive options may not be less than 100% of the fair market value of the Company's common stock on the date of grant, except for options issued to persons controlling more than 10% of the Company's common stock, for which the option price may not be less than 110% of the fair market value of the Company's common stock on the date of grant.

     Under the 1997 Plan, the exercise price for incentive options may not be less than 85% of the fair market value of the Company's common stock on the date of grant in the case of nonstatutory stock options, and at fair market value in the case on incentive stock options. Options become exercisable as determined by the Board of Directors, but in no case at a rate less than 20% per year over five years from the date of grant.

     A summary of the status of the Company's stock options and weighted average exercise prices is as follows:


                           1997 Plan              1994 Plan              Other                  Total
                           ---------------------------------------------------------------------------------------
                                        Weighted             Weighted              Weighted               Weighted
                                        average              average               average                average
                                        exercise             exercise              exercise               exercise
                             Shares      price     Shares     price      Shares     price      Shares      Price
                           ---------------------------------------------------------------------------------------
   January 1, 1997                                  20,000    $  2.50                            20,000   $   2.50
    Granted                  677,500     $  0.15   130,000       1.00    150,000   $   0.83     957,500
    Exercised                                      (22,500)      1.00    (30,000)      1.00     (52,500)      1.00
                           ---------     -------   -------    -------  ---------   --------   ---------   --------
   December 31, 1997         677,500        0.15   127,500       1.24    120,000       0.89     925,000        .40
    Canceled                                       (20,000)      2.50   (100,000)      0.88    (120,000)      1.15
    Granted                  342,243        1.25    49,500       1.00  1,100,000       2.22   1,491,743       1.96
    Exercised                                     (157,000)     $1.00                          (157,000)      1.00
                           ---------     -------   -------    -------  ---------   --------   ---------   --------
   December 31, 1998       1,019,743        0.52                       1,120,000       2.20   2,139,743       1.40
    Canceled                (217,443)       3.52                                               (217,443)      3.52
    Granted                  875,646        3.64                                                875,646       3.64
    Exercised               (152,950)       0.05                                               (152,950)      0.05
                           ---------     -------   -------    -------  ---------   --------   ---------   --------

   December 31, 1999       1,524,996     $  2.13                       1,120,000   $   2.20   2,644,996   $   2.16
                           =========     =======   =======    =======  =========   ========   =========   ========

                        IMAGINON, INC. AND SUBSIDIARIES

                  YEAR ENDED DECEMBER 31, 1999, 1998 AND 1997



8.  Shareholders' equity (continued):

    Stock options (continued):

    The number of options exercisable at December 31, 1999 and 1998 are 1,494,100 and 1,188,289, respectively. The 1997 Plan and other options expire from 2000 through 2009.


                                  Weighted
                                   average     Weighted               Weighted
                                 contractual   average                average
  Range of             Number     period in    exercise    Number     exercise
exercise prices      outstanding    years       price    exercisable   price
-------------------  -----------  ---------   ---------  -----------  --------

   $.01                  120,000        9.5       $ .01      120,000     $ .01
   $.055 - $.46          731,750        8.5       $ .23      254,100     $ .19
   $.75 - $1.00          120,000        1.5       $ .79      120,000     $ .79
   $2.22 - 2.37        1,070,000        1.5       $2.36    1,000,000     $2.37
   $2.84  - $4.00        282,246        9.5       $3.77
   $5.75 - $6.19         321,000        9.5       $5.84
                     -----------              ---------  -----------  --------
   $.01 - $5.72        2,644,996                  $2.16    1,494,100     $1.68
                     ===========              =========  ===========  ========

    Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates consistent with the provisions of SFAS No. 123, the Company's net loss and net loss per common share would have increased to the pro forma amounts indicated below:

                                          1999           1998           1997
                                    -------------    -------------    -----------
Net loss applicable to common
  shareholders, as reported         $ (8,642,269)    $ (1,740,202)    $ (946,512)
Net loss applicable to common
  shareholders, pro forma           $ (9,325,000)    $ (1,747,000)    $ (947,700)
Net loss per common share, as
  reported                          $       (.22)    $       (.08)    $     (.06)
Net loss per common share, pro
  forma                             $       (.24)    $       (.08)    $     (.06)

    The fair value of each option granted during 1999, 1998 and 1997 was estimated on the date of grant using the Black-Scholes option-pricing model or using the minimum value pricing method. The following assumptions were utilized in 1999, 1998 and 1997:

                        IMAGINON, INC. AND SUBSIDIARIES

                  YEAR ENDED DECEMBER 31, 1999, 1998 AND 1997

8.  Shareholders' equity (continued):

    Stock options (continued):

                                              1999        1998        1997
                                           ---------  ------------  ----------

       Expected dividend yield                 0%           0%          0%
       Expected stock price volatility        78%           -           -
       Risk-free interest rate                 6%     5.86% - 5.98    5.79%
       Expected life of options              5 years     5 years     5 years

    Subsequent to December 31, 1999, the Company granted additional options to employees to purchase approximately 329,000 shares of the Company's common stock at exercise prices which were based on the market value of the Company's common stock at the date of grant.

    Warrants:

    The Company has outstanding warrants entitling the holder to purchase 58,331 shares of the Company's common stock at $4.81 per share which expire in 2000.

9.  Operating segments:

    In 1999, the Company adopted SFAS No. 131, Disclosures about Segments of an
     Enterprise and Related Information, which establishes reporting and disclosure standards for an enterprise's operating segments. Operating segments are defined as components of an enterprise for which separate financial information is available and regularly reviewed by the Company's senior management.

    Beginning in 1999, in connection with the Company's acquisitions of INOW and IDP, the Company has three reportable segments: ImaginOn, Inc. and IDP, which both develop, produce and market computer software products, and INOW, an Internet service provider. The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on operating earnings of the respective business units.

    As of and during the year ended December 31, 1999, the segment results were as follows:


                                                         Internet
                          Computer software products     service
                         ----------------------------   -----------
                          ImaginOn, Inc.       IDP         INOW       Corporate      Total
                         ---------------  -----------   -----------   ----------  ------------
     Revenues                $    74,345  $   25,975    $   239,470   $  339,790
     Segment loss             (5,607,094)   (340,040)      (404,207)  $ (695,741)  (7,047,082)
     Total assets              7,086,594      20,867        114,755    2,122,060    9,344,276
     Capital expenditures        104,465       1,626          5,806                   111,897
     Depreciation and
      amortization                47,977       5,714         28,237      600,376      682,304

                        IMAGINON, INC. AND SUBSIDIARIES

                  YEAR ENDED DECEMBER 31, 1999, 1998 AND 1997


10.  Subsequent events:

     In January 2000, the Company issued 374,672 shares of common stock, and warrants to purchase an additional 149,869 shares of common stock for $1,000,000. In connection with this transaction, the Company incurred issuance costs of $50,000.

    In February 2000, the Company, at its option, redeemed the remaining 2,000 shares of Series F Stock for $2,394,000.

   You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                               TABLE OF CONTENTS

Section                                                                  Page
-------                                                                  ----

Summary................................................................
Risk Factors...........................................................
Use of Proceeds........................................................
Dividend Policy........................................................
Capitalization.........................................................
Dilution...............................................................
Selected Financial Data................................................
Forward-looking Statements.............................................
Managements Discussion and Analysis of Financial
    Condition and Results of Operations................................
ImaginOn, Inc..........................................................
Management.............................................................
Certain Relationships and Related Transactions.........................
Principal Stockholders.................................................
Price Range of our Common Stock........................................
Description of Capital Stock...........................................
Underwriting...........................................................
Legal Matters..........................................................
Experts................................................................
Where You Can Find Additional Information..............................
Index to Financial Statements..........................................

   Until ______, 2000, all dealers effecting transactions in the common stock, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                         [Imaginon logo appears here]

                           ______ Shares Common Stock

                       ________________Purchase Warrants

                      ____________________________________

                                   PROSPECTUS
                      ____________________________________


                         LADENBURG THALMANN & CO. INC.

                                 May 10, 2000

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Registrant in connection with the issuance and distribution of the securities being offered. All expenses are estimated except the registration and NASD filing fees.

     SEC registration fee                  $
     NASD filing fee
     Printing  and engraving expenses
     Accounting fees and expenses
     Legal fees and expenses
     Transfer Agent
     Other                                 _______________

          Total                            $
                                           ===============

ITEM 14 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION PROVIDED UNDER IMAGINON'S CERTIFICATE OF INCORPORATION

     Section 145 of the Delaware General Corporation Law and Article Ninth of the Registrant's Certificate of Incorporation provides for, under certain circumstances, the indemnification of the Registrant's officers, directors, employees and agents against liabilities which they may incur in such capacities. A summarization of the circumstances in which such indemnifications provided for is contained herein, but that description is qualified in its entirety by reference to Article Ninth of the Registrant's Certificate of Incorporation and the relevant Section of the Delaware General Corporation Law.

     In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person's actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to the Registrant's best interest; and
(iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

     The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys' fees, actually and reasonably incurred in connection with the proceeding.

     Indemnification in connection with a proceeding by or in the right of ImaginOn in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys' fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in ImaginOn's best interest and must not have been adjudged liable to ImaginOn unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Registrant in which a director is adjudged liable to the Registrant, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

     Delaware law authorizes the Registrant to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to the Registrant a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by ImaginOn.

     The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under the Registrant's Certificate of Incorporation, Bylaws, resolutions of its stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of ImaginOn and inure to the benefit of the heirs, executors and administrators of such persons.

     The statutory provision cited above also grants the power to the Registrant to purchase and maintain insurance policies which protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not ImaginOn would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by the Registrant.

     Article VIII of the Registrant's Bylaws provides that the Registrant shall indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into agreements with its directors indemnifying them to the fullest extent permitted by the Delaware General Corporation Law.

     Subject to the terms and conditions of the underwriting agreement, we have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

ITEM 15   RECENT SALES OF UNREGISTERED SECURITIES

     On April 13, 1997, the Registrant issued warrants to purchase up to 150,000 shares of its common stock as payment for consulting services. Of these warrants, 50,000 are exercisable at $1.00 per share and 100,000 are exercisable at $.87 per share. The Registrant relied on the exemptions from registration provided by Sections 4(2) and/or 4(6) of the Securities Act of 1933 (the "Securities Act") related to the issuance of these warrants.

     On April 13, 1997, the Registrant granted stock options to purchase up to 45,000 shares of its common stock as compensation to its non-employee directors. These options are exercisable at $1.00 per share. The Registrant relied on the exemption from registration provided by Section 4(6) of the Securities Act related to the issuance of these options.

     On April 13, 1997, the Registrant issued 776 shares of its common stock as payment for a debt owed in the amount of $995. Payment was made based on $1.25 per share, representing the closing price of the common stock on April 11, 1997 as reported on the Nasdaq SmallCap Market. The Registrant relied on the exemption from registration provided by Section 4(6) of the Securities Act related to the issuance of these shares.

     On April 23, 1997, the Registrant issued 75,000 shares of common stock, valued at $1.00 per share, to a consultant for services rendered prior to April 1, 1997. The Registrant relied on the exemptions from registration provided by Sections 4(2) and/or 4(6) of the Securities Act because the recipient of these shares was a sophisticated and/or accredited investor.

     On April 23, 1997, the Registrant granted options to purchase 100,000 shares of common stock under its 1994 Stock Option Plan as additional compensation to one officer and four other employees of the Registrant. The exercise price for these options is $1.00 per share, representing the closing price of the common stock as reported by the Nasdaq SmallCap Market on the date of grant. The Registrant relied on the exemptions from registration provided by Sections 4(2) and/or 4(6) of the Securities Act related to the grant of these stock options.

     On May 6, 1997, the Registrant issued 75,000 shares of common stock in exchange for outstanding options to purchase 300,000 shares of common stock initially issued to a consultant for services. The services were valued at $75,000, or $1.00 per share. The Registrant relied on the exemption from registration provided by Section 4(6) and 4(2) of the Securities Act because the recipients of these shares were sophisticated and/or accredited investors.

     On May 31, 1997, the Registrant issued 214,416 shares of its common stock, valued at $1.00 per share representing the average of the closing bid and asked prices of the Registrant's common stock as quoted by Nasdaq for the ten consecutive trading days immediately preceding the date of the agreement of the parties to the transactions. Of these shares 170,000 were issued in exchange for 141,667 shares of common stock of USA Skate Corporation (the Registrant's majority owned subsidiary). In March 1996, one of the Registrant's officers made a loan of $170,000 to the Registrant and, in June 1996, the Registrant transferred 141,667 shares of USA Skate Corporation owned by the Registrant to this officer in repayment thereof based on a valuation of $1.20 per USA Skate common share. In the May 1997 transaction, the officer returned the 141,667 shares of USA Skate Corporation to the Registrant in exchange for 170,000 shares of common stock of the Registrant. The other 44,416 shares of common stock of the Registrant were issued to one holder to repay a debt owed by the Registrant for services performed and acknowledged. The Registrant relied on the exemption from registration provided by Section 4(6) of the Securities Act because the recipients of the 342,645 shares were accredited investors.

     On June 30, 1997, the Registrant issued 271,264 shares of common stock to an entity in exchange for assumption of certain trade payables of the Registrant totaling $450,000. The Registrant relied on the exemptions from registration provided by Sections 4(2) and/or 4(6) of the Securities Act because the recipient of these shares was an accredited investor.

     On August 1, 1997, the Registrant issued 138,923 shares of its common stock in exchange for the extension of the maturity date to September 15, 1997 on notes of USA (the Registrant's majority owned subsidiary). The amount owed was based upon 10% of the outstanding principal and payment was made based on $1.8125 per share of common stock, representing the average closing bid price for the 10 days immediately preceding the date of issuance. The Registrant relied on the exemption from registration provided by Section 4(6) of the Securities Act related to the issuance of these shares.

     In August 1997, 30,000 warrants were exercised, purchasing 30,000 shares of common stock.

     On September 11, 1997, the Registrant issued 258,857 shares of its common stock as payment for fees and forgiveness of debt to two officers/shareholders of the Registrant. Payment was made based on $1.75 per share. The Registrant relied on the exemption from registration provided by Section 4(6) of the Securities Act related to the issuance of these shares.

     On September 12, 1997, the Registrant issued 68,160 shares of its common stock to a third party, valued at $1.5625 per share representing the closing price on the date the agreement was reached. These shares were issued in exchange for 88,750 shares of common stock of USA. The Registrant transferred the 88,750 shares of USA owned by the Registrant in payment of rent and other related expenses based on a valuation of $1.20 per USA common share. The individual returned the 88,750 shares of USA in exchange for 68,160 shares of common stock of the Registrant.

     On September 15, 1997, the Registrant issued 36,490 shares of its common stock in exchange for the extensions of the maturity date to October 15, 1997 on notes of USA. The amount owed was based upon 5% of the outstanding principal balance, and payment was based on $1.725 per share.

     On September 30, 1997, the Registrant issued 114,979 shares of common stock to an entity in exchange for assumption of certain trade payables of the Registrant totaling $214,463. The Registrant relied on the exemptions from registration provided by Section 4(2) and/or 4(6) of the Securities Act because the recipient of these shares was an accredited investor.

     On September 30, 1997, the Registrant issued 100,000 shares of common stock to a consultant for services rendered during the three month period ended September 30, 1997. Payment was made based on $1.92 per share, representing the average close price of the common stock at the end of each calendar month during the quarter ended September 30, 1997. The Registrant relied on the exemption from registration provided by Section 4(b) of the Securities Act related to the issuance of these shares.

     On September 30, 1997, the Registrant issued 90,500 shares of its common stock to an officer/shareholder in exchange for assumption of certain note payables of the Registrant assumed by the officer/shareholder. The Registrant relied on the exemption from registration provided by Section 4(b) of the Securities Act related to the issuance of these shares.

     On January 5, 1998, the Registrant issued 37,467 shares of its common stock in exchange for the extensions of the maturity date to February 5, 1998 on notes of Skate Corp. The amount was owed based upon 5% of the outstanding principal balance, and payment was based on $1.43 per share. The Registrant relied on the exemption from registration provided by Section 4(6) of the Securities Act related to the issuance of these shares.

     On January 12, 1998, the Registrant issued 50,000 shares of its common stock to a consultant for services rendered. Payment was made based on $1.375 per share representing the market price of the common stock. The Registrant relied on the exemption from registration provided by Section 4(6) of the Securities Act related to the issuance of these shares.

     On January 16, 1998, the Registrant issued 85,000 shares to an officer of the Registrant upon the exercise of a previously granted option under the Registrant's 1994 Stock Option Plan. The Registrant relied on the exemption from registration provided by Section 4(6) of the Securities Act related to the issuance of these shares.

     On January 8, 1998, the Registrant issued 18,500 Series A Convertible Preferred Stock to an officer of the Registrant for among other things, his agreement to exercise 85,000 options so as to infuse the Registrant with short-term working capital. The Registrant relied on the exemption from registration provided by Section 4(6) of the Securities Act related to the issuance of these shares.

     On February 5, 1998, the Registrant issued 35,125 shares of its common stock in exchange for the extensions of the maturity date to March 5, 1998 on notes of Skate Corp. The amount was owed based upon 5% of the outstanding principal balance and payment was made based on $1.52 per share. The Registrant relied on the exemption from registration provided by Section 4(6) of the Securities Act related to the issuance of these shares.

     On March 5, 1998, the Registrant issued 39,222 shares of its common stock in exchange for the extensions of the maturity date to April 5, 1998 on notes of Skate Corp. The amount owed was based upon 5% of the outstanding principal balance and payment was made based on $1.35 per share. The Registrant relied on the exemption from registration provided by Section 4(6) of the Securities Act related to the issuance of these shares.

     On March 26, 1998, the Registrant issued 15,000 shares to a director of the Registrant upon the exercise of a previously granted option under the Registrant's 1994 Stock Option Plan.

     On March 31, 1998, the Registrant issued 7,500 shares of its common stock to an employee of the Registrant upon the exercise of a previously granted option under the Registrant's 1994 Stock Option Plan.

     On June 30, 1998, the Registrant issued 3,000 shares of Series B 4% Convertible Preferred Stock. The Registrant relied on the exemption from registration provided by Section 4(2) of the Securities Act related to the issuance of these securities.

     On August 3, 1998, the Registrant issued 1,030 shares of Series C 4% Convertible Preferred Stock. The Registrant relied on the exemption from registration provided by Section 4(2) of the Securities Act related to the issuance of these shares.

     On October 1, 1998, the Registrant issued 20,000 shares of its common stock to two directors of the Registrant for services rendered.

     On October 5, 1998, the Registrant issued 43,191 shares of its common stock in exchange for the extensions of the maturity date to November 5, 1998 on notes of Skate Corp. The amount owed was calculated at 5% of the outstanding principal balance and payment was made based on $.70 per share. The Registrant relied on the exemption from registration provided by Section 4(6) of the Securities Act related to the issuance of these shares.

     On November 5, 1998, the Registrant issued 56,477 shares of its common stock in exchange for the extensions of the maturity date to December 5, 1998 on notes of Skate Corp. The amount owed was calculated as 5% of the outstanding principal balance and payment was made based on $.71 per share. The Registrant relied on the exemption from registration provided by Section 4(6) of the Securities Act related to the issuance of these shares.

     On November 23, 1998, the Registrant issued 525,073 shares of its common stock in exchange for the conversion of 245 shares of Series B Convertible Preferred Stock.

     On November 27, 1998, the Registrant issued 122,675 shares of its common stock in exchange for the conversion of 95 shares of Series B Convertible Preferred Stock.

     On December 2, 1998, the Registrant issued 100,000 shares of its common stock to a consultant upon the exercise of a previously granted option.

     On December 5, 1998, the Registrant issued 21,922 shares of its common stock in exchange for the extensions of the maturity date to January 5, 1999 on notes of Skate Corp. The amount owed was calculated at 5% of the outstanding principal balance and payment was made based on $1.73 per share. The Registrant relied on the exemption from registration provided by Section 4(6) of the Securities Act related to the issuance of these shares.

     From December 24 through December 31, 1998, the Registrant issued 131,686 shares of its common stock stock in exchange for the conversion of 110 shares of Series C Convertible Preferred Stock.

     On December 31, 1998, the Registrant issued 232,256 shares of its common stock in exchange for assumption of certain liabilities of the Registrant totaling $239,326, the Registrant relied on the exemptions from registration provided by Section 4(2) and/or 4(6) of the Securities Act.

     On January 15 1999, the Registrant issued 1,500 shares of Series D preferred stock whereby the Registrant received net proceeds of $1.5 million. The Registrant relied on the exemptions from registration provided by Section 4(2) of the Securities Act.

     On April 6, 1999, the Registrant issued 1,500 of Series E preferred stock whereby the Registrant received net proceeds of approximately $1.5 million. The Registrant relied on exemptions from registration provided by Section 4(2) of the Securities Act.

     In addition, the Registrant announced that the exercise period of its publicly traded common stock purchase warrants exercisable at $1.50 per share has been extended from December 31, 1998 through June 30, 1999.

     On May 4, 1999 the Registrant issued 4,000 shares of Series F Preferred Stock to redeem the Series D & E Preferred Stock. The Registrant received approximately $4 million net proceeds. The Registrant relied on the exemptions from registration provided by Section 4(2)of the Securities Act.

     On December 31, 1999, we received $3 million of a $6 million private placement of our restricted common stock through our investment banker, Ladenburg Thalmann & Co. Inc. The remaining $3 million of the private placement was received after year end. The net proceeds of $5,600,000 from the placement offering will be used primarily to fund the marketing of our ImOn.comTV product. In the offering, we sold 2,248,032 shares of common stock for $2.67 per share and issued warrants to acquire up to 889,213 shares of common stock at an exercise price of $3.34 per share. The warrants will expire on March 30, 2002.

     On January 13, 2000, the selling securityholder converted 2,000 shares of Series F Convertible Preferred Stock into 858,851 shares of common stock in accordance with its terms. On February 25, 2000, we redeemed the remaining outstanding 2,000 shares of Series F Convertible Preferred Stock for $2,394,000 in accordance with its terms. The Series F Convertible Preferred Stock was redeemed for $1,197 per share, which includes $97 per share of accrued interest through the redemption date.

ITEM 16   EXHIBITS

          The following is a complete list of exhibits filed as part of this registration statement:

        No.      Description

        1.1 Engagement Agreement between Registrant and Ladenburg Thalmann & Co. Inc. dated November 17, 1999.

        3(i).1 Certificate of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form SB-2, Registration No. 33-85108 as filed with the Securities and Exchange Commission "SEC" on October 13, 1994 (the "1994 Registration Statement").)

        3(i).2 Certificate of Designations for Series F 12% Convertible Preferred Stock (Incorporated by reference to Exhibit 3(i).2 the Registrant's Registration Statement on Form SB-2, Registration No. 33-88729 as filed with the Securities and Exchange Commission on October 8, 1999 (the "1999 Registration Statement").)

        3(i).3 Amendment to Certificate of Incorporation of the Registrant dated July 22, 1998. (Incorporated by reference to Exhibit 3(i).5 of the Registrant's registration statement on Form S-3A, Registration No. 333-71989 as filed with the Securities and Exchange Commission on March 17, 1999 (the "1999 Form S-3/A.").)

        3(i).4 Amendment to Certificate of Incorporation of the Registrant dated December 17, 1998. (Incorporated by reference to Exhibit 3(i).6 of the 1999 Form S-3/A.)

        3(ii).1 Bylaws as currently in effect. (Incorporated by reference to Exhibit 3.2 to the 1994 Registration Statement.)

        4.1 Specimen of Common Stock certificate. (Incorporated by reference to Exhibit 4.1 to Amendment No. 4 to the 1994 Registration Statement, filed with the SEC on December 22, 1994 (" 1994 Amendment #4).)

        4.2 Preferred Stock Purchase Agreement dated May 4, 1999 by and among Gage LLC and the Registrant. (Incorporated by reference to Exhibit 4.2 to the 1999 Registration Statement).

        4.3 Registration Rights Agreement dated May 4, 1999 by and among Gage LLC and the Registrant. (Incorporated by reference to Exhibit 4.3 to the 1999 Registration Statement).

        4.4 Common Stock Purchase Warrant dated May 4, 1999 by and among Gage LLC and the Registrant. (Incorporated by reference to Exhibit 4.4 to the 1999 Registration Statement).

        4.5 Form of Purchase Agreement dated December, 2000 by and among the Registrant and investors in $6 million private placement. (Incorporated by reference to Exhibit 10.23(a) of Registrant's Form 10-KSB for the year ending December 31, 1999 filed with the Securities and Exchange Commission on March 15, 2000 (the "December 31, 1999 10-KSB")).

        4.6 Form of Registration Rights Agreement dated December, 2000 by and among the Registrant and investors in $6 million private placement. (Incorporated by reference to Exhibit 10.23(b) of the December 31, 1999 10-KSB).

        4.7 Form of Warrant dated December, 2000 by and among the Registrant and investors in $6 million private placement. (Incorporated by reference to Exhibit 10.23(c) of the December 31, 1999 10-KSB).

        5.1 Opinion of Friedlob Sanderson Paulson & Tourtillott, LLC to be filed by amendment.

        10.1     1997 Stock Option Plan. (Incorporated by reference to Exhibit
                 10.1 to the 1999 Registration Statement).

        10.2 Agreement and Plan of Merger, dated January 30, 1998 by and among the Registrant, ImaginOn, Inc. and ImaginOn Acquisition Corp. (Incorporated by reference to Exhibit 3 of Registrant's proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on November 13, 1998.)

        10.3 Merger Agreement and Plan of Reorganization, dated February 9, 1999 by and among Network Specialists, Inc., INOW and the Registrant. (Incorporated by reference to Exhibit 2.1 to Registrant's Form 8-K, filed March 23, 1999, reporting an event on March 9, 1999, Commission File No. 0-25114 (the "March 1999 Form 8-K").)

        10.4 First Amendment to Merger Agreement and Plan of Reorganization dated as of March 8, 1999. (Incorporated by reference to Exhibit 2.2 to the March 1999 Form 8-K.)

        10.5 Side Agreement to Merger Agreement and Plan of Reorganization dated March 8, 1999. (Incorporated by reference to Exhibit 2.3 to the March 1999 Form 8-K.).

        10.6 Agreement and Plan of Merger and Reorganization effective as of June 23, 1999.(Incorporated by reference to Exhibit 2.1 to Registrant's Form 8-K, filed July 8, 1999, reporting an event on July 8, 1999, Commission File No. 0-25114).

        10.7 1999 Equity Incentive Plan. (Incorporated by reference to Exhibit A to the Registrant's Definitive Proxy Statement for the 2000 annual meeting on Schedule 14A as filed with the Securities and Exchange Commission).

        21.1     List of Subsidiaries. (Incorporated by reference to Exhibit
                 21.1 to the 1999 Registration Statement).

        23.1     Consent of Independent Certified Public Accountants

        23.2     Consent of Friedlob Sanderson Paulson & Tourtillott, LLC (See
                 Exhibit 5.1)

ITEM 17 - UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1) To provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        (2) That for purposes of determining liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (3) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (4) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (of the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on May 10, 2000.

                                    IMAGINON, INC.


                                      By:/s/ David M. Schwartz
                                      ---------------------------------------
                                      David M. Schwartz,
                                      Chairman, Chief Executive Officer
                                      and President

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints David M. Schwartz, his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and any related registration statement filed pursuant to Rule 462(b), and to file the sale, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURES                   TITLE                  DATE
         ----------                   -----                  ----

    /s/ David M. Schwartz    Chief Executive Officer      May 10, 2000
    ---------------------         and Director
    David M. Schwartz

    /s/ James A. Newcomb     Chief Financial Officer      May 10, 2000
    ---------------------              and
    James A. Newcomb                Director

    /s/ Dennis Allison              Director              May 10, 2000
    ---------------------
    Dennis Allison

    /s/ Jim Polizotto               Director              May 10, 2000
    ---------------------
    Jim Polizotto

    /s/ Mary E. Finn                Director              May 10, 2000
    ---------------------
    Mary E. Finn



* /s/David M. Schwartz
-------------------------------
David M. Schwartz
Attorney in fact